   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 1998


                                                      REGISTRATION NO. 333-67913

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              DIGITAL RIVER, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7375                  41-1901640
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         9625 W. 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344
                                 (612) 253-1234

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOEL A. RONNING
                            CHIEF EXECUTIVE OFFICER
                              DIGITAL RIVER, INC.
                         9625 W. 76TH STREET, SUITE 150
                             EDEN PRAIRIE, MN 55344
                                 (612) 253-1234

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       JEFFREY S. ZIMMAN, ESQ.                    HOWARD S. ZEPRUN, ESQ.
      MICHAEL J. SULLIVAN, ESQ.                    ROBERT G. DAY, ESQ.
        JAMES R. VIDANO, ESQ.                      ANIL P. PATEL, ESQ.
      VIRGINIA C. EDWARDS, ESQ.              WILSON SONSINI GOODRICH & ROSATI
          COOLEY GODWARD LLP                     PROFESSIONAL CORPORATION
    ONE MARITIME PLAZA, 20TH FLOOR                  650 PAGE MILL ROAD
       SAN FRANCISCO, CA 94111                     PALO ALTO, CA 94304
            (415) 693-2000                            (650) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION
                                                               NOVEMBER 30, 1998

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                3,000,000 SHARES

                                      [LOGO]

                                  COMMON STOCK

Digital River, Inc. is offering 1,750,000 shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,250,000 shares. Digital River will not receive any of the proceeds for the sale of shares by the selling stockholders.


Digital River's Common Stock is traded on the Nasdaq National Market under the symbol "DRIV." On November 27, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $30.125 per share.


INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                                                             PER SHARE     TOTAL
                                                                            -----------  ---------
Public offering price.....................................................   $           $
Underwriting discount.....................................................   $           $
Proceeds, before expenses, to Digital River...............................   $           $
Proceeds, before expenses, to the selling stockholders....................   $           $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Digital River has granted the underwriters the right to purchase up to 450,000 additional shares at the public offering price to cover any over-allotments.

                                 --------------

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in Baltimore, Maryland
on           , 1998.

BT ALEX. BROWN

                         BANCBOSTON ROBERTSON STEPHENS

                                                        BEAR, STEARNS & CO. INC.

                                           , 1998

                                   [GRAPHIC]

               PICTORIAL FLOWCHART DEPICTING A PURCHASE OF
               SOFTWARE THROUGH THE COMPANY'S CENTRAL NETWORK
               SERVER ("CNS"), SHOWING THE TRANSACTION PROCESSING
               AND OTHER VALUE-ADDED SERVICES PROVIDED BY THE
               COMPANY.

    DIGITAL RIVER IS A REGISTERED TRADEMARK OF THE COMPANY. ALL OTHER TRADEMARKS OR SERVICE MARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THE OUTCOME OF THE EVENTS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS IS SUBJECT TO RISKS AND ACTUAL RESULTS COULD DIFFER MATERIALLY. THE SECTIONS ENTITLED "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS CONTAIN A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THOSE DIFFERENCES.

                                 DIGITAL RIVER

    We are a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. We have developed a technology platform that allows us to provide a suite of electronic commerce services to our software publisher and online retailer clients, including electronic software delivery ("ESD"). We also provide data mining and merchandising services to assist clients in increasing Internet traffic and sales through their Web stores. We have no branded Web store that would compete with our clients. Instead, we provide an outsourcing solution that allows clients to promote their own brands while leveraging our investment in infrastructure and technology. As of September 30, 1998, we had contracts with 1,309 software publisher clients and 762 online retailer clients, including:

    - Corel Corporation;

    - Cyberian Outpost, Inc.;

    - Lotus Development Corporation;

    - Micro Warehouse, Inc.;

    - Network Associates, Inc.; and

    - Symantec Corporation.

As of the same date, we maintained a database of more than 131,000 software products from our various software publisher clients, including more than 24,000 software titles and more than 107,000 digital images, such as photography, clip art and type fonts. Through September 30, 1998, we had completed more than 288,000 transactions for more than 213,000 unique end-users.

    Our proprietary commerce network server ("CNS") technology provides the platform for our solutions. The CNS incorporates custom software applications that enable ESD, Web store authoring, fraud prevention, export control, merchandising programs and online registration. The CNS also features our database of more than 131,000 software products. Using our CNS platform, we create Web stores for our clients that replicate the look and feel of each client's Web site. End-users enter the client Web site and are then seamlessly transferred to our system. End-users can then browse for products and make purchases online. Once purchases are made, we deliver the purchased software products directly to the end-user, primarily through ESD. We also provide transaction processing services, and collect and maintain critical information about end-users. Our clients can use this information to facilitate add-on or upgrade sales and for other direct marketing purposes. We actively manage direct marketing campaigns for our clients, and deliver purchase information and Web store traffic statistics to our clients on a regular basis.

    We believe that the market for online software sales will continue to grow rapidly. International Data Corporation estimates that the worldwide market for ESD will increase from approximately $200 million in 1997 to approximately $5.9 billion by 2001, a 133% compound annual growth rate. The Internet is well-suited for most software distribution because software products can be purchased and delivered quickly, conveniently and cost-effectively to an end-user's home or office computer through ESD. However, software applications exceeding 10 megabytes can be impractical to download at slower modem speeds. We believe that as Internet bandwidth increases, ESD will become increasingly attractive even for large software titles. Accordingly, we believe that ESD will represent an increasing share of online software sales and will become increasingly critical to online retailers' success. Unlike established physical distribution channels for shrink-wrapped software, until recently there has been no established, comprehensive electronic distribution source for online retailers. We believe that the distribution of software products through ESD is complex and requires up-front and ongoing investments in secure, reliable and scaleable systems. Accordingly, we believe that a substantial market opportunity exists for a comprehensive, cost-effective, outsourced electronic commerce solution that provides software publishers and online retailers with access to a critical mass of software products and a robust distribution and transaction network.

    We provide a number of advantages to software publishers, online retailers and end-users. We allow software publishers to:

    - avoid the cost and complexity of operating an electronic commerce infrastructure;

    - offer a full library of their software products;

    - avoid shipping and packaging costs;

    - offer software products through their own Web store or our network of online retailer clients; and

    - benefit from valuable end-user information and data mining capabilities to facilitate targeted marketing, upgrade notification and sophisticated merchandising.

We allow online retailers to:

    - access most of our 131,000 software products;

    - avoid having to negotiate agreements with individual software publishers; and

    - avoid inventory costs and risks.

End-users who purchase software products through our network can benefit from our:

    - value-added services, including credit card security and upgrade notifications; and

    - archiving service, which guarantees replacement of software products if they are lost or damaged.

    Digital River was incorporated in Minnesota in February 1994 and reincorporated into Delaware in December 1997. References in the prospectus to "Digital River," "we," "our," "us" and the "Company" refer to Digital River, Inc., a Delaware corporation and its subsidiaries. Our executive offices are located at 9625 West 76th Street, Suite 150, Eden Prairie, Minnesota 55344. Our telephone number is (612) 253-1234. Information contained on our Web site does not constitute part of this Prospectus.

                                  THE OFFERING


Shares offered by Digital River..............  1,750,000 shares
Shares offered by the Selling Stockholders...  1,250,000 shares
Shares to be outstanding after the             18,708,093 shares (1)
offering.....................................
Use of proceeds..............................  For general corporate purposes, including product development, expansion of sales and
                                               marketing activities, and working capital.
Nasdaq National Market symbol................  DRIV


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                                  NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                -------------------------------  --------------------
                                                                  1995       1996       1997       1997       1998
                                                                ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales.......................................................  $  --      $     111  $   2,472  $   1,144  $  11,504
  Gross profit................................................     --             16        420        204      1,894
  Loss from operations........................................       (165)      (697)    (3,538)    (2,143)    (9,711)
  Net loss....................................................       (143)      (689)    (3,485)    (2,098)    (9,292)

  Basic and diluted net loss per share (2)....................  $   (0.03) $   (0.13) $   (0.46) $   (0.30) $   (0.74)
  Shares used in per share computation (2)....................      5,333      5,333      7,514      7,098     12,484


                                                                                            SEPTEMBER 30, 1998
                                                                                        --------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                        ----------  --------------
                                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................................  $   19,411   $     68,698
  Short-term investments..............................................................       8,840          8,840
  Working capital.....................................................................      26,107         75,394
  Total assets........................................................................      32,961         82,248
  Accumulated deficit.................................................................     (13,617)       (13,617)
  Total stockholders' equity..........................................................      29,345         78,632


--------------------------


(1) Based on shares outstanding as of September 30, 1998. Excludes (i) 2,179,378 shares of Common Stock issuable upon exercise of options outstanding as of September 30, 1998 at a weighted average exercise price of $4.40 per share and includes options for 132,380 shares of Common Stock to be exercised in connection with this offering, (ii) 711,342 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 1998 at a weighted average exercise price of $2.52 per share and includes warrants for 91,666 shares of Common Stock to be exercised in connection with this offering, and
    (iii) 613,791 shares reserved for future grants under the Company's stock option plan. See "Management--Employee Benefit Plans" and Notes 3 and 4 of Notes to Consolidated Financial Statements.


(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

(3) As adjusted reflects the estimated net proceeds from the sale of the 1,750,000 shares of Common Stock offered by Digital River in this offering, after deducting the estimated underwriting discount and estimated offering expenses. See "Use of Proceeds."

    EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVERALLOTMENT OPTION. SEE "UNDERWRITING."

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY

    We have a very limited operating history. We were incorporated in February 1994 and were considered a development stage company through August 1996. We conducted our first online sale through a client's Web store in August 1996, and we are still in the early stages of development. Our business and prospects must be considered in light of the risks encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Some of these risks relate to our ability to:

    - maintain or develop relationships with software publishers and online retailers;

    - execute our business and marketing strategy;

    - continue to develop and upgrade our technology and transaction-processing systems;

    - provide superior customer service and order fulfillment;

    - respond to competitive developments; and

    - retain and motivate qualified personnel.

    We may not be successful in addressing these risks, and if we are not successful, our business, financial condition and operating results could be adversely affected. Our current and future expense levels are based largely on our planned operations and our estimates of future sales. It is difficult, however, for us to accurately forecast future sales, because our business is still new and our market is still developing. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any significant shortfall in sales would immediately and adversely affect our business, financial condition and operating results. As a result of our rapidly evolving business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and investors should not rely upon our historical results as an indication of future performance.

HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES

    We have incurred significant losses since we were formed. As of September 30, 1998, we had an accumulated deficit of approximately $13.6 million. We intend to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. As a result, we expect operating losses and negative cash flows to continue for the foreseeable future. In addition, we anticipate our operating losses to increase significantly from current levels. Our sales may not increase or even continue at their current level, and we may not be profitable or generate cash from operations in future periods. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

    Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside our control. Some of these factors include:

    - our ability to retain existing software publishers and online retailers as clients;

    - our ability to attract new software publishers and online retailers as clients;

    - the introduction of new Web sites, Web stores, services or products by us or by others;

    - price competition and margin erosion;

    - the rate at which the online market for the purchase of software products continues to emerge;

    - our ability to continue to upgrade and develop our systems and infrastructure to meet emerging market needs and remain competitive in our service offerings;

    - termination of any account that represents a significant portion of our sales;

    - technical difficulties or system downtime;

    - our ability to attract new personnel as needed as our business grows;

    - our ability to increase the proportion of sales from online retailers, which sales generally carry higher gross margins;

    - the failure of Internet bandwidth to increase over time or any increase in the cost of Internet bandwidth; and

    - U.S. and foreign regulations relating to our business.

    We also may offer favorable economic terms to certain software publishers and online retailers in order to attract or retain their business, which would reduce our gross margins. In addition, we may experience a decline in sales in the month of December due to a potential reduction in the number of hours business end-users spend online over the holidays. Due to these factors, our annual or quarterly operating results may not meet the expectations of securities analysts and investors. If this happens, the trading price of the Common Stock would likely significantly decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CLIENT CONCENTRATION; LENGTHY SALES CYCLE

    Sales initiated through the Web stores of three software publisher clients collectively accounted for approximately 29% of our sales in 1997 and 30% of our sales for the nine months ended September 30, 1998. We expect that a small percentage of our clients will continue to account for a substantial portion of our sales for the foreseeable future. Contracts with these clients are generally short term in nature. If any one of these contracts is not renewed or otherwise ends, our business, financial condition and operating results could be materially adversely affected.

    We market our services directly to software publishers and online retailers. These relationships are typically complex and take time to finalize. Due to operating procedures in many large organizations, a significant amount of time may pass between selection of our products by key decision makers and the signing of a contract. As a result, the period between the initial sales call and this signing of a contract with a software publisher or online retailer with significant sales potential typically ranges from six to twelve months, and can be longer. Therefore, the timing of sales from these software publisher and online retailer clients is difficult to predict. Delays in signing contracts with significant software publisher or online retailer clients could materially adversely affect our business, financial condition and operating results.

RISKS ASSOCIATED WITH ESD; MARKET ACCEPTANCE OF ESD

    Our success will depend in large part on growth in end-user acceptance of ESD as a method of distributing software products. ESD is a relatively new method of distributing software products and the growth and market acceptance of ESD is highly uncertain and subject to a number of risks. Factors that will influence market acceptance of ESD include:

    - the availability of sufficient bandwidth to enable purchasers to rapidly download software products;

    - the cost of time-based Internet access;

    - the number of software products that are available for purchase through ESD as compared to those available through physical delivery; and

    - the level of end-user comfort with the process of downloading software via the Internet, including the ease of use and lack of concern about transaction security.

    If ESD does not achieve widespread market acceptance, our business, financial condition and operating results would be materially adversely affected. Even if ESD achieves widespread acceptance, we cannot be certain that we will overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Our failure to do so would materially adversely affect our business, financial condition and operating results.

DEPENDENCE ON CONTINUED GROWTH IN ELECTRONIC COMMERCE AND INTERNET
  INFRASTRUCTURE DEVELOPMENT

    Sales of software products using the Internet do not currently represent a significant portion of overall software sales. We depend on the growing use and acceptance of the Internet as an effective medium of commerce by end-users. Rapid growth in the use of and interest in the Internet and other online services is a recent development. No one can be certain that acceptance and use of the Internet and other online services will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. We rely on purchasers of software who have historically used traditional means of commerce to purchase software products. If we are to be successful, these software purchasers must accept and use the Internet as a means of purchasing software and exchanging information and we cannot predict the rate at which purchasers will do so.

    The Internet may fail as a commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow, it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased governmental regulation could also have a similar effect. In addition, growth in Internet usage which is not matched by comparable growth in the infrastructure supporting Internet usage could result in slower response times or adversely affect usage of the Internet.

DEPENDENCE ON SOFTWARE PUBLISHERS

    We are entirely dependent upon the software publishers that supply us with software, and the availability of such software is unpredictable. Our contracts with our software publisher clients are generally one year in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice at least 90 days before the end of the contract. As is common in our industry, we have no long-term or exclusive contracts or arrangements with any software publishers that guarantee the availability of software products. We cannot be certain that the software publishers that currently supply software to us will continue to do so or that we will be able to establish new relationships with software publishers. If we cannot develop and maintain satisfactory relationships with software publishers on acceptable commercial terms, if we are unable to obtain sufficient quantities of software, if the quality of service provided by such software publishers falls below a satisfactory standard or if software returned to us exceeds our clients' expectations, our business, financial condition and results or operations could be materially adversely affected.

DEPENDENCE ON ONLINE RETAILERS

    Our strategy is dependent upon increasing our sales of software products through online retailers. We have historically generated substantially all of our sales from the sale of software to end-users that were initiated through the Web stores of our software publisher clients. In 1997 and the nine months ended September 30, 1998, less than 7% of our sales were generated through the Web stores of our online retailer clients. We do not know if we will be successful in establishing relationships with additional online retailers or if our current relationships will continue. If we are unable to expand our relationships with online retailers, we will likely be unable to continue to grow our business and establish meaningful market share.

RISK OF LACK OF CAPACITY; RISK OF SYSTEM FAILURE; SYSTEM DEVELOPMENT RISKS

    We provide commerce, marketing and delivery services to software publishers, online retailers and end-users through our CNS transaction-processing and client management systems. The systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the CNS and the underlying network infrastructure are critical to our operations, our level of customer service, and our reputation and ability to attract and retain clients. Our systems and operations are vulnerable to damage or interruption from:

    - fire, flood and other natural disasters; and

    - power loss, telecommunications failure, break-ins and similar events.

    We presently have no offsite back-up facilities and do not carry sufficient business interruption insurance to fully compensate us for losses that may occur. Despite the use of network security devices, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill end-user orders. Any systems interruption that impairs our ability to accept and fill customer orders reduces the attractiveness of our product and service offerings to software publishers, online retailers and end-users, which could materially adversely affect our business, financial condition and operating results.

    We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. We periodically enhance and expand our technology and transaction-processing systems, and network infrastructure and other technologies to accommodate increases in the volume of traffic on the CNS. We may not be successful in our efforts to improve and increase the capacity of our network infrastructure. We may not be able to anticipate increases, if any, in the use of the CNS or to expand and upgrade its systems and infrastructure to accommodate such increases. Our inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to handle increased traffic on the CNS may cause unanticipated system disruptions, slower response times and poor customer service, including problems filling customer orders, any of which could materially adversely affect our business, financial condition and operating results. In addition, additional network capacity may not be available from third-party suppliers when we need it. Our network and our suppliers' networks may be unable to maintain an acceptable data transmission capability, especially if demands on the CNS increase. Our failure to maintain an acceptable data transmission capability could significantly reduce demand for our services, which would significantly impair our business, financial condition and operating results.

ELECTRONIC COMMERCE SECURITY RISKS

    A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as customer credit card numbers. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any such compromise or elimination of our security could materially adversely affect our business, financial condition and operating results.

    We may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent such security breaches may materially adversely affect our business, financial condition and operating results.

COMPETITION

    The electronic commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future, particularly in the area of electronic sale and distribution of software products. We currently compete directly with other providers of electronic commerce solutions, including CyberSource Corporation, Preview Systems, Inc., Release Software Corporation and TechWave, Inc. We compete indirectly with software companies that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions such as Microsoft Corporation and Netscape Communications Corporation. We also compete indirectly with a large number of companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing.

    In addition, we compete with companies that use their own systems to sell and distribute software products via the Internet, including Amazon.com, Inc., beyond.com Corporation, Ingram Micro Inc. and Tech Data Corporation. We also compete with companies such as AltaVista (a subsidiary of Compaq Computer Corporation), America Online, Inc., Excite, Inc., Infoseek Corporation, Lycos, Inc. and Yahoo! Inc., which specialize in electronic commerce or derive a substantial portion of their revenues from electronic commerce and may themselves offer, or provide means for others to offer, software products.

    We believe that the principal competitive factors in our market include:

    - breadth of service and software product offerings;

    - software publisher and online retailer relationships;

    - brand recognition;

    - system reliability and capacity;

    - price;

    - customer service;

    - speed, accessibility and ease of use;

    - convenience; and

    - speed of fulfillment.

    The online retailers and the other companies listed above may compete directly with us by adopting a similar business model. Moreover, while some of these companies are also clients or potential clients of ours, they may compete with our electronic commerce outsourcing solution if they develop electronic commerce systems or acquire such systems from other software vendors or service providers.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than do we. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. In addition, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Internet Web sites, may direct end-users to online retailers that compete with us, which would increase competitive pressures on us. Increased competition may result in reduced operating margins, as well as a loss of market share. Further, in response to changes in the competitive environment, we may from time to time make pricing, service or marketing decisions or acquisitions that could materially adversely affect our business, financial condition and operating results. We may not be able to compete successfully against current and future competitors, and any inability to do so could materially adversely affect our business, financial condition and operating results.

RAPID TECHNOLOGICAL CHANGE

    To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of the CNS and the underlying network infrastructure. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to both license and internally develop leading technologies to enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our clients, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of the CNS technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business, financial condition and operating results could be materially adversely affected.

MANAGEMENT OF POTENTIAL GROWTH; NEW MANAGEMENT TEAM; LIMITED EXECUTIVE OFFICER
  RESOURCES

    We have rapidly and significantly expanded our operations and anticipate that further significant expansion will be required to address potential growth in our client base and market opportunities. From January 1, 1997 to September 30, 1998, we increased our number of employees from 11 to 97. This expansion is placing a significant strain on our managerial, operational and financial resources. Most of our existing senior management personnel joined us within the last 18 months, including our President, who joined us in July 1998, our Vice President of Marketing, who joined us in August 1998 and our Chief Financial Officer, who joined us in April 1998. Joel A. Ronning, our Chief Executive Officer, also serves as the Chairman of the Board of Tech Squared, Inc., a principal stockholder of ours, and as a director of JASC, Inc., a significant client. Our new employees include a number of key managerial, technical and operations personnel who we have not yet fully integrated. We expect to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the expected growth of our operations and personnel, we will be required to:

    - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

    - install new management information systems; and

    - train, motivate and manage our employees.

    We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. In addition, we may not be able to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business, financial condition and operating results will be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

    Our future success significantly depends on the continued services and performance of our senior management, particularly Joel A. Ronning, our Chief Executive Officer, and Kelly J. Wical, our Chief Technology Officer. Our performance also depends on our ability to retain and motivate our other executive officers and key employees. The loss of the services of any of our executive officers or other key employees could materially adversely affect our business, financial condition and operating results. We have long-term employment agreements only with Mr. Ronning and Perry W. Steiner, our President. See "Management--Employee Agreements." We only maintain a "key person" life insurance policy on Mr. Ronning. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, operations, merchandising, sales and marketing and customer service personnel. Competition for such personnel is intense, and we may not successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary personnel could materially adversely affect our business, financial condition and operating results.

INTELLECTUAL PROPERTY

    Trademarks, patents, copyrights, trade secrets and other intellectual property are critical to our success, and we rely on trademark, trade secret protection and confidentiality and/or license agreements with our employees, clients, partners and others to protect our proprietary rights. We seek to protect our proprietary position by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or copyrights or are effectively maintained as trade secrets. While we currently have twelve patent applications pending in the United States, none has been issued. Pending patent applications may not result in patents being issued. We have filed certain petitions to correct certain fee deficiencies for our pending patent applications but these petitions may not be granted. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. The patent position of high technology companies involves complex legal and factual questions and, therefore, we cannot predict their validity and enforceability with certainty. Even if issued, our patent applications may be challenged, invalidated, held unenforceable or circumvented. Further, rights granted under future patents may not provide proprietary protection or competitive advantages to us against competitors with similar technology. Others may independently develop similar technologies or duplicate technologies developed by us. We have one registered trademark for "Digital River." Effective trademark and trade secret protection may not be available in every country in which our products and services are made available online. The steps we have taken to protect our proprietary rights may not be adequate, and third parties may infringe or misappropriate our trade secrets, trademarks, trade dress and similar proprietary rights. In addition, others may independently develop substantially equivalent intellectual property. Any significant failure to protect our intellectual property in a meaningful manner could materially adversely affect our business, financial condition and operating results. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could materially adversely affect our business, financial condition and operating results.

    From time to time we may receive notice of claims of infringement of other parties' proprietary rights. Any future assertions or prosecutions of such claims may materially adversely affect our business, financial condition and operating results. Defending any such claim, whether such claims are valid or not, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. If a third party succeeds in any infringement action against us and we fail or are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business, financial condition and operating results could be materially adversely affected.

LIABILITY FOR SOFTWARE PRODUCTS CONTENT

    Claims may be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of software products that are delivered electronically and subsequently distributed to others. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could materially adversely affect our business, financial condition and operating results.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

    We require substantial working capital to fund our business. We have had significant operating losses and negative cash flow from operations since inception and expect to continue to do so for the foreseeable future. We expect to use the net proceeds of this offering primarily to continue investments in product development, to fund continued operations, and to expand sales and marketing activities. We believe that such proceeds, together with our existing capital resources, will be sufficient to meet our capital requirements for at least the next twenty-four months. However, our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of sales and marketing and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we maybe unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could materially adversely affect the Company's business, financial condition and operating results.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

    - user privacy;

    - pricing;

    - content;

    - copyrights;

    - distribution; and

    - characteristics and quality of products and services.

    Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise adversely affect our business, financial condition and operating results.

    The applicability of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, export or import matters, obscenity and personal privacy to the Internet is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

    In addition, as our services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state of foreign country. We are qualified to do business only in Minnesota, Iowa and Washington. Failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in such jurisdictions. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other electronic services could materially adversely affect our business, financial condition and operating results.

RISK OF INTERNATIONAL SALES

    Although we sell software products to end-users outside the United States, we might not succeed in expanding our international presence. Conducting business outside of the United States is subject to certain risks, including:

    - changes in regulatory requirements and tariffs;

    - reduced protection of intellectual property rights;

    - difficulties in distribution;

    - the burden of complying with a variety of foreign laws; and

    - political or economic constraints on international trade or instability.

    In addition, some software exports from the United States are subject to export restrictions as a result of the encryption technology in such software and we may become liable to the extent we violate such restrictions. We might not successfully market, sell and distribute our products in local markets and we cannot be certain that one or more of such factors will not materially adversely affect our future international operations, and consequently, our business, financial condition and operating results.

SALES AND OTHER TAXES

    We do not currently collect sales, use or other similar taxes with respect to ESD or shipments of software products into states other than Minnesota. However, one or more local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out of state companies, such as Digital River, which engage in electronic commerce. In addition, any new operation in states outside

Minnesota could subject shipments into such states to state sales or use taxes under current or future laws. A successful assertion by one or more states or any foreign country that we should collect sales, use or other taxes on the sale of merchandise could materially adversely affect our business, financial condition and operating results.

CONTROL BY EXISTING STOCKHOLDERS


    Upon completion of this offering, our executive officers, directors and principal stockholders and their affiliates will own approximately 7,730,859 or 40.31% of the outstanding shares of Common Stock (39.38% if the Underwriters' over-allotment option is exercised in full). As a result, they may have the ability to effectively control us and direct our affairs and business, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of Digital River, and make some transactions more difficult or impossible without the support of such stockholders, including proxy contests, mergers involving Digital River, tender offers, open-market purchase programs or other purchases of Common Stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for shares of Common Stock.


VOLATILITY OF STOCK PRICE

    The trading price of our Common Stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations;

    - new products or services offered by Digital River or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet and online commerce industries;

    - changes in the economic performance and/or market valuations of other Internet, online service industries;

    - changes in the economic performance and/or market valuations of other Internet, online service or retail companies;

    - announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of Common Stock; and

    - other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and the Nasdaq National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially, adversely affect the market price of the Common Stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect the Company's business, financial condition and operating results.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


    Sales of significant amounts of Common Stock in the public market after this offering or the perception that such sales will occur could materially adversely affect the market price of the Common Stock or our future ability to raise capital through an offering of our equity securities. Upon the completion of this offering, we will have outstanding 18,713,300 shares of Common Stock, based on the number of shares of Common Stock outstanding as of November 20, 1998, assuming (i) our issuance of 1,750,000 shares of Common Stock in this offering,
(ii) the exercise of 224,046 options, warrants or other obligations in connection with this offering and (iii) no exercise of the Underwriters' over-allotment option to purchase 450,000 shares of Common Stock, except as otherwise noted. The 3,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act. Of the shares outstanding upon completion of the offering, 12,260,106 shares of Common Stock held by existing stockholders are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144, 144(k) or 701 or Regulation S as promulgated under the Securities Act. Holders, including all officers and directors, of 3,961,306 shares of the Company's Common Stock and an additional 462,510 shares issuable upon exercise of warrants and vested options have agreed with the representatives of the Underwriters, subject to certain exceptions, not to sell the Common Stock without the prior written consent of BT Alex. Brown Incorporated for a period of 180 days after the date of the Company's initial public offering on August 11, 1998, and holders of 7,772,072 shares of the Company's Common Stock and an additional 699,785 shares issuable upon exercise of warrants and vested options have agreed to the same sale restrictions for a period of 90 days after the date of this Prospectus (the "Lock-Up Agreements"). As a result of such contractual restrictions and the provisions of Rule 144 and 701 or Regulation S, additional shares will be available for sale in the public market, subject to presentation of evidence satisfactory to the Company, including an opinion of counsel acceptable to the Company, that such sales may be made without registration pursuant to the Securities Act as follows:



    - 425,543 shares of Common Stock currently outstanding will be available for sale into the public market following the effectiveness of this Registration Statement;



    - 2,293,438 shares of Common Stock currently outstanding and 46,469 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale on February 9, 1999;



    - 7,855,883 shares of Common Stock currently outstanding and 519,917 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale 91 days after the date of this Prospectus; and


    - the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods.


    After this offering, the holders of approximately 7,065,256 shares of Common Stock and warrants to purchase 376,084 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our Common Stock. If we were to include in a company-initiated registration shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on our ability to raise needed capital.


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. See "Certain Transactions" and "Description of Capital Stock."

NO SPECIFIC PLAN FOR SIGNIFICANT PORTION OF PROCEEDS

    We currently have no specific plans for a significant portion of the net proceeds of the offering. As a consequence, our management will have the discretion to allocate this portion of the net proceeds of this offering to uses that the stockholders may not deem desirable. We may not be able to, invest these proceeds to yield a significant return. Substantially all of the proceeds of the offering will be invested in short-term, interest-bearing, investment grade securities for an indefinite period of time.

DILUTION; ABSENCE OF DIVIDENDS


    The price of the Common Stock offered herein is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering will incur immediate, substantial dilution of $25.925 per share in the pro forma net tangible book value of Common Stock. Additional dilution will occur upon the exercise of outstanding options and warrants. We have never declared or paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future. Our loan and security agreement and capital equipment leases prohibit the payment of dividends without the consent of the respective lenders.


YEAR 2000 COMPLIANCE

    Like many other companies, Year 2000 computer issues create certain risks for Digital River. If our internal management information systems and external electronic commerce information systems do not correctly recognize the process date information beyond the year 1999, it could have a significant adverse impact on the Company's ability to process client and end-user transactions, which could create significant potential liability for the Company. To address potential Year 2000 issues with its internal and external systems, we have evaluated these systems. Remediation is proceeding, and we currently plan to have changes to these systems completed and tested by March 31, 1999. These activities are intended to encompass all of our major systems, including electronic commerce, sales processing, sales and financial systems. The initial assessment indicated that certain internal systems should be upgraded or replaced as part of a solution to the Year 2000 problem. The costs incurred to date related to these programs have not been material. The estimated cost to be incurred by us in the future is not expected to exceed $10,000. These estimates do not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. These estimates are based on our current assessment of the projects and may change as the project progresses.

    We are also working with key suppliers of products and services to monitor their progress toward Year 2000 compliance. The failure of a major supplier to become Year 2000 Compliant on a timely basis, or any system conversion by a supplier that is incompatible with our systems could materially adversely affect our business, financial condition and operating results. In addition our business, financial condition and operating results may be materially adversely affected if our end-users are unable to use their credit cards due to the Year 2000 issues that are not rectified by their credit card vendors.

    We have begun internal discussions concerning contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. We expect assessment, remediation and contingency planning activities to continue throughout calendar year 1998 and 1999 with the goal of resolving all material internal and external systems and third party issues.

    We deem "Year 2000 Compliant" to mean software that can individually, and in combination with all other systems, products or processes with which the software is designed to interface, continue to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to such software. Year 2000

Compliance includes being able to, before, on and after January 1, 2000 substantially conform to the following:

    - use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing;

    - respond to all date elements and date input to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner; and

    - provide date information in ways which are unambiguous as to century.

    This may be achieved by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

                                USE OF PROCEEDS


    The Company is offering a total of 1,750,000 shares hereby and Selling Stockholders are offering a total of 1,250,000 shares. The net proceeds to the Company from the sale of the 1,750,000 shares of Common Stock, at an assumed public offering price of $30.125 per share, are estimated to be approximately $49.3 million ($62.0 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for general corporate purposes, including product development, expansion of sales and marketing activities, and working capital. The amounts and timing of the Company's actual expenditures will depend upon numerous factors, including the status of the Company's product development efforts, marketing and sales activities, the amount of cash generated by the Company's operations and competition. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Risk Factors--No Specific Plans for Significant Portion of Proceeds" and "Principal and Selling Stockholders."


                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "DRIV." Public trading of the Common Stock commenced on August 11, 1998. Prior to that, there was no public market for the Common Stock. The following table sets forth, for the periods indicated, the high and low sale price per share of the Common Stock on the Nasdaq National Market.


1998                                                                       HIGH        LOW
Third Quarter (from August 11, 1998)..................................  $   13.250  $    5.000
Fourth Quarter (through November 27, 1998)............................  $   31.000  $    5.625



    As of November 20, 1998, there were approximately 152 holders of record of the Company's Common Stock. On November 27, 1998, the last sale price reported on the Nasdaq National Market for the Company's Common Stock was $30.125 per share.


                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company intends to retain any future earnings to support operations and to finance the growth and development of the Company's business and does not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of September 30, 1998 on an actual basis and as adjusted to reflect the sale of 1,750,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $30.125 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company. See "Use of Proceeds."



                                                                                             SEPTEMBER 30, 1998
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock; $0.01 par value; 5,000,000 shares authorized, no shares issued and
    outstanding, actual and as adjusted..................................................  $       --   $      --
  Common Stock; $0.01 par value; 45,000,000 shares authorized, 16,734,047 shares issued and outstanding, actual; 45,000,000 shares authorized, 18,708,093 shares issued and
    outstanding, as adjusted (1).........................................................         167         185
  Additional paid-in capital.............................................................      44,415      93,684
  Deferred compensation..................................................................      (1,620)     (1,620)
  Accumulated deficit....................................................................     (13,617)    (13,617)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      29,345      78,632
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   29,345   $  78,632
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------


(1) Excludes (i) 2,179,378 shares of Common Stock issuable upon exercise of outstanding options as of September 30, 1998 at a weighted average exercise price of $4.40 per share and includes options for 132,380 shares of Common Stock to be exercised in connection with this offering, (ii) 711,342 shares of Common Stock issuable upon exercise of warrants outstanding as of September 30, 1998 at a weighted average exercise price of $2.52 per share and includes warrants for 91,666 shares of Common Stock to be exercised in connection with this offering, and (iii) 613,791 shares reserved for future grants under the Company's stock option plan. See "Management--Employee Benefit Plans" and Notes 3 and 4 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The net tangible book value of the Company at September 30, 1998 was $29.2 million or $1.75 per share of Common Stock. Net tangible book value per share represents the amount of the Company's stockholders' equity less intangible assets divided by the total number of shares of Common Stock outstanding for the period immediately prior to this offering.


    Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale by the Company of the 1,750,000 shares of Common Stock offered hereby at an assumed public offering price of $30.125 per share, after deducting the estimated underwriting discount and estimated offering expenses, the net tangible book value of the Company as of September 30, 1998 would have been $78.5 million, or $4.20 per share. This represents an immediate increase in net tangible book value of $2.45 per share to existing stockholders and an immediate dilution in net tangible book value of $25.925 per share to new investors purchasing shares at the public offering price. The following table illustrates this per share dilution:



Assumed public offering price per share....................................             $  30.125
                                                                                        ---------
  Net tangible book value per share at September 30, 1998..................  $    1.75
  Increase per share attributable to new investors.........................       2.45
                                                                             ---------
Net tangible book value per share after the offering.......................                  4.20
                                                                                        ---------
Net tangible book value dilution per share to new investors................             $  25.925
                                                                                        ---------
                                                                                        ---------



    The following table sets forth as of September 30, 1998 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors at a public offering price of $30.125 per share for shares purchased in this offering, before deducting the estimated underwriting discount and estimated offering expenses:



                                                    SHARES PURCHASED        TOTAL CONSIDERATION
                                                ------------------------  ------------------------  AVERAGE PRICE
                                                   NUMBER       PERCENT      AMOUNT       PERCENT     PER SHARE
                                                -------------  ---------  -------------  ---------  -------------
Existing stockholders.........................     16,958,093        91%  $  46,584,613        47%    $    2.75
New investors.................................      1,750,000         9%     52,718,750        53%       30.125
                                                -------------  ---------  -------------  ---------
  Total.......................................     18,708,093       100%  $  99,303,363       100%
                                                -------------  ---------  -------------  ---------
                                                -------------  ---------  -------------  ---------



    The foregoing tables assume no exercise of outstanding stock options or warrants and as of September 30, 1998, excludes (i) 2,179,378 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.40 per share and includes options for 132,380 shares of Common Stock to be exercised in connection with this offering, (ii) 711,342 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exericse price of $2.52 and includes warrants for 91,666 shares of Common Stock to be exercised in connection with this offering and (iii) 613,791 shares reserved for future grants under the Company's stock option plan. To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--Employee Benefit Plans" and Notes 3 and 4 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The statement of operations data for the period from inception to December 31, 1994 and the balance sheet data as of December 31, 1994 and 1995 are derived from audited Financial Statements not included in this Prospectus. The statement of operations data for the nine months ended September 30, 1997 and 1998 and the balance sheet data as of September 30, 1998 are derived from the Company's unaudited Consolidated Financial Statements also included elsewhere in this Prospectus. Such unaudited statements have been prepared on the same basis as the audited Consolidated Financial Statements and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The statement of operations data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                          PERIOD FROM
                                                           INCEPTION                                      NINE MONTHS ENDED
                                                         (FEBRUARY 9,
                                                           1994) TO         YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                         DECEMBER 31,   -------------------------------  --------------------
                                                             1994         1995       1996       1997       1997       1998
                                                         -------------  ---------  ---------  ---------  ---------  ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales................................................    $  --        $  --      $     111  $   2,472  $   1,144  $  11,504
  Cost of sales........................................       --           --             95      2,052        940      9,610
                                                              ------    ---------  ---------  ---------  ---------  ---------
    Gross profit.......................................       --           --             16        420        204      1,894
  Operating expenses:
    Sales and marketing................................       --                3         68      1,501        875      6,538
    Product development and operations.................       --              130        230      1,528        945      2,903
    General and administrative.........................           13           32        415        929        527      2,164
                                                              ------    ---------  ---------  ---------  ---------  ---------
      Total operating expenses.........................           13          165        713      3,958      2,347     11,605
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Loss from operations.................................          (13)        (165)      (697)    (3,538)    (2,143)    (9,711)
    Interest income, net...............................            5           22          8         53         45        419
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Net loss.............................................    $      (8)   $    (143) $    (689) $  (3,485) $  (2,098) $  (9,292)
                                                              ------    ---------  ---------  ---------  ---------  ---------
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Basic and diluted net loss per share (1).............    $   (0.00)   $   (0.03) $   (0.13) $   (0.46) $   (0.30) $   (0.74)
                                                              ------    ---------  ---------  ---------  ---------  ---------
                                                              ------    ---------  ---------  ---------  ---------  ---------
  Shares used in per share computation (1).............        5,333        5,333      5,333      7,514      7,098     12,484

                                                                                     DECEMBER 31,
                                                                      ------------------------------------------  SEPTEMBER 30,
                                                                        1994       1995       1996       1997         1998
                                                                      ---------  ---------  ---------  ---------  -------------
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.........................................  $     679  $     487  $     800  $   2,126    $  19,411
  Short-term investments............................................         --         --         --         --        8,840
  Working capital (deficit).........................................        667        478       (451)     1,244       26,107
  Total assets......................................................        783        635      1,202      3,405       32,961
  Accumulated deficit...............................................         (8)      (152)      (840)    (4,325)     (13,617)
  Total stockholders' equity (deficit)..............................        770        627        (58)     2,329       29,345

--------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method employed to determine the number of shares used to compute per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF DIGITAL RIVER. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS, INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS," WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

    Digital River is a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. The Company was incorporated in February 1994 and commenced offering products for sale through its clients' Web stores in August 1996. From inception through August 1996, the Company had no sales, and its activities related primarily to the development of its CNS technology related to electronic commerce. In 1996, the Company began to focus its business development efforts on building its inventory of software products through contracts with software publishers and had contracts with a total of 953 and 1,309 software publishers as of December 31, 1997 and September 30, 1998, respectively. In 1997, the Company began to develop distribution relationships with online retailers and had contracts with a total of 105 and 762 online retailers as of December 31, 1997 and September 30, 1998, respectively. During the nine months ended September 30, 1998, the Company completed transactions for 990 software publishers and 215 online retailers.

    The Company derives its revenue primarily from sales of third-party software. The Company has contractual relationships with its software publisher and online retailer clients which obligate the Company to pay to the client a specified percentage of each sale. Revenues from the sale of software products, net of estimated returns, are recognized upon either delivery through ESD or shipment of the physical product to the end-user. The amount payable to the software publisher or online retailer is reported as cost of sales. The Company bears full credit risk with respect to substantially all sales. The Company determines reserves for charge-backs using a percentage of sales based on historical experience. As of September 30, 1998, the Company's reserve balance for charge-backs totalled $45,000. Sales of software products that are delivered through ESD accounted for 68% of sales for the nine months ended September 30, 1998. The Company maintains a supply of packaged software to meet the physical delivery requirements of its clients, which supply is primarily held on consignment.

    The Company has a limited operating history upon which investors may evaluate its business and prospects. Since inception, the Company has incurred significant losses, and as of September 30, 1998 had an accumulated deficit of approximately $13.6 million. The Company intends to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. As a result, the Company expects to incur additional losses and continued negative cash flow from operations for the foreseeable future, and such losses are anticipated to increase significantly from current levels. There can be no assurance that the Company's sales will increase or even continue at their current level or that the Company will achieve or maintain profitability or generate cash from operations in future periods. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce. To address these risks, the Company must, among other things, maintain existing and develop new relationships with software publishers and online retailers, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's current and future expense levels are based largely on its planned operations and estimates of future sales. Sales and operating results generally depend on the volume and timing of orders received, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales would immediately and adversely affect the Company's business, financial condition and results of operations. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company is unable to accurately forecast its sales and believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Risk Factors--Limited Operating History" and "--History of Losses and Expectation of Future Losses."

RESULTS OF OPERATIONS

    The following table sets forth consolidated statement of operations data for the periods indicated as a percentage of revenues:

                                                                   YEAR ENDED DECEMBER      NINE MONTHS ENDED
                                                                           31,                SEPTEMBER 30,
                                                                   --------------------    --------------------
                                                                     1996        1997        1997        1998
                                                                   --------    --------    --------    --------
Sales............................................................     100.0%      100.0%      100.0%      100.0%
Cost of sales....................................................      85.6        83.0        82.2        83.5
                                                                   --------    --------    --------    --------
  Gross profit...................................................      14.4        17.0        17.8        16.5
Operating expenses:
  Sales and marketing............................................      61.2        60.7        76.5        56.9
  Product development and operations.............................     207.2        61.8        82.6        25.2
  General and administrative.....................................     373.9        37.6        46.1        18.8
                                                                   --------    --------    --------    --------
    Total operating expenses.....................................     642.3       160.1       205.2       100.9
                                                                   --------    --------    --------    --------
Loss from operations.............................................    (627.9)     (143.1)     (187.4)      (84.4)
  Interest income, net...........................................       7.2         2.1         3.9         3.6
                                                                   --------    --------    --------    --------
Net loss.........................................................    (620.7)%    (141.0)%    (183.5)%     (80.8)%
                                                                   --------    --------    --------    --------
                                                                   --------    --------    --------    --------

    NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

    SALES. The Company derives its revenue primarily from sales of third-party software. The Company recognizes revenue from the sale of software products upon delivery through ESD or shipment of the physical product to the end-user. Sales are comprised of the gross selling price of software sold by the Company, net of estimated returns, plus any outbound shipping and handling charges, as well as gross revenue generated by certain merchandising activities. The Company bears credit risk with respect to substantially all sales. Sales increased from $1.1 million for the nine months ended September 30, 1997 to $11.5 million for the nine months ended September 30, 1998 primarily as a result of significant growth in the number of the Company's software publisher and online retailer clients as well as increasing market acceptance of ESD. International sales represented approximately 31% and 29% of sales for the nine months ended September 30, 1997 and 1998, respectively.

    GROSS PROFIT. Cost of sales consists primarily of the amount payable to the software publishers and online retailers for product sold to the end-user and outbound and inbound shipping and distribution costs for physical product. Cost of sales increased from $940,000 in the nine months ended September 30, 1997 to $9.6 million in the nine months ended September 30, 1998, reflecting the Company's growth in sales. The Company's gross profit margin decreased from 17.8% in the nine months ended September 30, 1997 to 16.5% in the nine months ended September 30, 1998, as a result of the addition of certain lower margin software publisher clients during the second half of 1997 and the higher cost impact of a greater proportion of sales in 1998 involving physical shipments. The Company has historically generated higher gross margins on sales through online retailer client Web stores compared to sales through software publisher client Web stores. There can be no assurance, however, that the Company will continue to generate higher gross margins on sales through online retailer client Web stores. In each of the nine months ended September 30, 1997 and 1998, less than 7% of the Company's sales were generated through online retailer client Web stores. The Company expects that an increasing percentage of its sales will be generated through online retailers. The Company believes that Internet commerce and related services will become more competitive in the near future. Accordingly, the Company may reduce or alter its pricing structure and policies in the future and any such change would reduce gross margins.

    SALES AND MARKETING. Sales and marketing expense consists primarily of personnel and related expenses, advertising and promotional expenses, bad debt expense and credit card transaction fees. Sales and marketing expense increased from $875,000 in the nine months ended September 30, 1997 to $6.5 million in the nine months ended September 30, 1998. The increase resulted from expanding the sales and marketing infrastructure required to increase the number of and provide support to software publisher and online retailer clients. The primary components of this increase for the comparable nine months ended September 30 were an increase in advertising and marketing expenditures of $2.6 million and an increase in wages and benefits of $971,000. As a percentage of sales, sales and marketing expense decreased from 76.5% in the nine months ended September 30, 1997 to 56.9% in the nine months ended September 30, 1998, primarily reflecting the Company's growth in sales. The Company expects that sales and marketing expense will continue to increase in absolute dollars as the Company continues to build its sales and marketing infrastructure and to develop marketing programs.

    PRODUCT DEVELOPMENT AND OPERATIONS. Product development and operations expense consists primarily of personnel and related expenses and consulting associated with developing, enhancing and maintaining the Company's CNS and related facilities, internal systems and telecommunications infrastructure as well as customer service. Product development and operations expense increased from $945,000 in the nine months ended September 30, 1997 to $2.9 million in the nine months ended September 30, 1998. The increase was primarily related to increased personnel and consulting costs related to developing, enhancing and maintaining the Company's CNS and related facilities. The primary components of this increase for the comparable nine months ended September 30 were an increase in wages and benefits of $872,000 and an increase in consulting costs of $409,000. As a percentage of sales, product development and operations expense decreased from 82.6% in the nine months ended September 30, 1997 to 25.2% in the nine months ended September 30, 1998, primarily reflecting the Company's growth in sales. The Company believes that continued investment in product development and operations is critical to attaining its strategic objectives and, and as a result, expects product development and operations expenses will continue to increase in absolute dollars.

    GENERAL AND ADMINISTRATIVE. General and administrative expense consists principally of executive, accounting and administrative personnel and related expenses, including deferred compensation expense, professional fees, and recruiting expense. General and administrative expense increased from $527,000 in the nine months ended September 30, 1997 to $2.2 million in the nine months ended September 30, 1998. The increase was primarily due to increased personnel and related expenses and increased professional fees. The primary components of this increase for the comparable nine months ended September 30 were an increase in deferred compensation expense of $959,000 and an increase in wages and benefits of $452,000. As a percentage of sales, general and administrative expense decreased from 46.1% in the nine months ended September 30, 1997 to 18.8% in the nine months ended September 30, 1998, primarily reflecting the Company's growth in sales. The Company expects general and administrative expense, excluding the impact of deferred compensation expense, to increase in absolute dollars in the future, particularly as the Company continues to build infrastructure to support growth and incurs additional costs associated with being a public company. As a percentage of sales, these expenses are expected to decrease as sales increase.

    INTEREST INCOME, NET. Interest income consists of earnings on the Company's cash, cash equivalents and short-term investments, net of interest expense. Interest income increased from $45,000 in the nine months ended September 30, 1997 to $419,000 in the nine months ended September 30, 1998. The increase was attributable to interest received on higher average cash and cash equivalent balances resulting from the initial public offering in August 1998 and private sales of Common and Preferred Stock in 1998. The Company expects interest income to increase in the fourth quarter of 1998 and then begin to decrease in the future as cash is used to fund operations and is used for investments in infrastructure.

    INCOME TAXES. The Company paid no income taxes in any reported period. The Company has incurred a net loss for each period since inception. As of September 30, 1998, the Company had approximately $12.0 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2009. Due to the uncertainty of future profitability, a valuation allowance equal to the deferred tax asset has been recorded. Certain changes in ownership resulting from the sales of Common Stock will limit the future annual realization of the tax net operating loss carryforwards to a specified percentage of the Company under Section 382 of the Internal Revenue Code.

    YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

    SALES. The Company had no sales in 1995, as it was still developing its technology related to electronic commerce. The Company's sales increased from $111,000 for the year ended December 31, 1996 to $2.5 million for the year ended December 31, 1997 as a result of significant growth in the number of the Company's software publisher and online retailer clients as well as the increasing market acceptance of ESD. International sales accounted for 32% and 31% of total sales in the years ended December 31, 1996 and 1997, respectively.

    GROSS PROFIT. Cost of sales increased substantially during 1997, reflecting the Company's growth in sales. The Company's gross margin increased from 14.4% for the year ended December 31, 1996 to 17.0% for the year ended December 31, 1997.

    SALES AND MARKETING. Sales and marketing expense increased from $3,000 to $68,000 to $1.5 million for the years ended December 31, 1995, 1996 and 1997, respectively, resulting from additional sales and marketing personnel and related expenses, increased advertising and promotional expense, increased bad debt expense and increased credit card transaction fees due to the increased sales. The primary components of the increase from 1996 to 1997 were an increase in wages and benefits of $799,000 and an increase in advertising and marketing expenditures of $315,000. As a percentage of sales, sales and marketing expense decreased from 61.2% in the year ended December 31, 1996 to 60.7% for the year ended December 31, 1997, primarily reflecting the Company's growth in sales.

    PRODUCT DEVELOPMENT AND OPERATIONS. Product development and operations expense increased from $130,000 to $230,000 to $1.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increase was primarily related to increased personnel and consulting costs related to developing, enhancing and maintaining the Company's CNS and related facilities. The primary components of the increase from 1996 to 1997 were an increase in wages and benefits of $653,000 and an increase in consulting costs of $233,000. As a percentage of sales, product development and operations expense decreased from 207.2% in the year ended December 31, 1996 to 61.8% for the year ended December 31, 1997, primarily reflecting the Company's growth in sales.

    GENERAL AND ADMINISTRATIVE. General and administrative expense increased from $32,000 to $415,000 to $929,000, for the years ended December 31, 1995, 1996 and 1997, respectively, primarily due to increased personnel related expense and professional fees. As a percentage of sales, general and administrative expense decreased from 373.9% in the year ended December 31, 1996 to 37.6% for the year ended December 31, 1997, primarily reflecting the Company's growth in sales.

    INTEREST INCOME, NET. Interest income decreased from $22,000 to $8,000 and increased to $53,000 for the years ended December 31, 1995, 1996 and 1997, respectively, resulting from changes in average cash and cash equivalent balances.

    INCOME TAXES. The Company paid no income taxes in the years ended December 31, 1995, 1996 and 1997.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited consolidated quarterly statement of operations data for the eight quarters ended September 30, 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited consolidated quarterly results of operations. The consolidated quarterly data should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                       THREE MONTHS ENDED
                                   ------------------------------------------------------------------------------------------
                                   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                       1996         1997        1997         1997            1997         1998        1998
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------
                                                                   (IN THOUSANDS, UNAUDITED)
Sales............................     $  86         $ 179      $ 282        $   683        $ 1,328       $ 2,270     $ 3,476
Cost of sales....................        74           147        232            561          1,112         1,896       2,895
                                      -----       ---------   --------   -------------   ------------   ---------   ---------
  Gross profit...................        12            32         50            122            216           374         581
Operating expenses:
  Sales and marketing............        38           270        359            246            626         1,060       2,373
  Product development and
    operations...................       118           169        246            530            583           703         908
  General and administrative.....       241            81        152            294            402           208       1,205
                                      -----       ---------   --------   -------------   ------------   ---------   ---------
    Total operating expenses.....       397           520        757          1,070          1,611         1,971       4,486
                                      -----       ---------   --------   -------------   ------------   ---------   ---------
Loss from operations.............      (385)         (488)      (707)          (948)        (1,395)       (1,597)     (3,905)
  Interest income, net...........         1             8         11             26              8            42         108
                                      -----       ---------   --------   -------------   ------------   ---------   ---------
Net loss.........................     $(384)        $(480)     $(696)       $  (922)       $(1,387)      $(1,555)    $(3,797)
                                      -----       ---------   --------   -------------   ------------   ---------   ---------
                                      -----       ---------   --------   -------------   ------------   ---------   ---------


                                   SEPTEMBER
                                      30,
                                     1998
                                   ---------

Sales............................   $ 5,758
Cost of sales....................     4,819
                                   ---------
  Gross profit...................       939
Operating expenses:
  Sales and marketing............     3,105
  Product development and
    operations...................     1,292
  General and administrative.....       751
                                   ---------
    Total operating expenses.....     5,148
                                   ---------
Loss from operations.............    (4,209)
  Interest income, net...........       269
                                   ---------
Net loss.........................   $(3,940)
                                   ---------
                                   ---------

                                                                       THREE MONTHS ENDED
                                   ------------------------------------------------------------------------------------------
                                   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                       1996         1997        1997         1997            1997         1998        1998
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------
                                                                   (IN THOUSANDS, UNAUDITED)
Sales............................      100.0%        100.0%     100.0%        100.0%         100.0%        100.0%      100.0%
Cost of sales....................       86.0          82.1       82.3          82.1           83.7          83.5        83.3
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------
  Gross profit...................       14.0          17.9       17.7          17.9           16.3          16.5        16.7
Operating expenses:
  Sales and marketing............       44.2         150.8      127.3          36.0           47.1          46.7        68.2
  Product development and
    operations...................      137.2          94.4       87.2          77.7           43.9          31.0        26.1
  General and administrative.....      280.2          45.3       53.9          43.0           30.3           9.2        34.7
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------
    Total operating expenses.....      461.6         290.5      268.4         156.7          121.3          86.9       129.0
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------
Loss from operations.............     (447.6)       (272.6)    (250.7)       (138.8)        (105.0)        (70.4)     (112.3)
  Interest income, net...........        1.1           4.4        3.9           3.8            0.6           1.9         3.1
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------
Net loss.........................     (446.5)%      (268.2)%   (246.8)%      (135.0)%       (104.4)%       (68.5)%    (109.2)%
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------
                                   ------------   ---------   --------   -------------   ------------   ---------   ---------


                                   SEPTEMBER
                                      30,
                                     1998
                                   ---------

Sales............................     100.0%
Cost of sales....................      83.7
                                   ---------
  Gross profit...................      16.3
Operating expenses:
  Sales and marketing............      53.9
  Product development and
    operations...................      22.5
  General and administrative.....      13.0
                                   ---------
    Total operating expenses.....      89.4
                                   ---------
Loss from operations.............     (73.1)
  Interest income, net...........       4.7
                                   ---------
Net loss.........................     (68.4)%
                                   ---------
                                   ---------

    The Company's sales increased in each of the quarters presented as a result of an increase in the number of the Company's software publisher and online retailer clients as well as an increase in the market acceptance of ESD. Most operating expense categories generally increased in absolute dollars over the quarters presented, reflecting the increased spending on personnel and related expenses, advertising and marketing, and developing, enhancing and maintaining the Company's CNS and related facilities. Gross margins declined beginning the quarter ended December 31, 1997 primarily as a result of the addition of certain lower margin software publisher clients during the second half of 1997 and the higher cost impact of a greater proportion of sales in 1998 involving physical shipments. Sales and marketing expenses for the three months ended September 30, 1997 were lower than the generally increasing quarter to quarter trend, primarily as a result of reduced advertising and promotional expenses. General and administrative expenses have varied widely in the periods indicated due to the timing and amounts of professional fees, transactions costs and deferred compensation expense.

    The Company's quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside the Company's control. Factors that will influence the Company's operating results include: (i) the Company's ability to retain existing software publishers and online retailers as clients, to attract new software publishers and online retailers as clients at a steady rate and to maintain software publisher, online retailer and end-user satisfaction; (ii) the announcement or introduction of new Web sites, Web stores, services and products by the Company and its competitors; (iii) price competition and margin erosion; (iv) the rate at which the online market for the purchase of software products continues to emerge; (v) the Company's ability to upgrade and develop its systems and infrastructure, in particular its CNS; (vi) the termination of any account that represents a significant portion of its sales; (vii) technical difficulties or system downtime; (viii) the Company's ability to attract new personnel in a timely and effective manner; (ix) the Company's ability to increase the proportion of sales from online retailers, which sales generally carry higher gross margins; (x) the failure of Internet bandwidth to increase over time and/or an increase in the cost to end-users of obtaining or utilizing Internet bandwidth; and (xi) certain U.S. and foreign government regulations. The Company also may, as inducement to obtain certain strategic contracts, offer favorable pricing terms to software publishers and online retailers which would reduce its gross margins. As a result, the Company believes that it will continue to incur operating losses in the future. Due to the foregoing factors, the Company's annual or quarterly operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    In August 1998, the Company completed its initial public offering in which the Company sold 3,000,000 shares of Common Stock. Net proceeds to the Company were $22.7 million after expenses. Prior to the Company's initial public offering, the Company financed its operations primarily through the private placement of equity securities, which yielded an aggregate of $19.3 million of net proceeds.

    Net cash used in operating activities in the years ended December 31, 1995, 1996 and 1997 and in the nine months ended September 30, 1998 was $142,000, $409,000, $2.6 million and $6.6 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of net losses, offset in part by increases in accounts payable, accrued expenses and non-cash expenses.

    Net cash used in investing activities in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998 was $50,000, $133,000, $984,000 and $11.4 million, respectively. Net cash used in investing activities in each of these periods was related to the purchases of property and equipment and patent acquisition costs and the purchase of short-term investments in 1998. The property and equipment purchased consisted primarily of computer hardware and software.

    Net cash provided by financing activities in the years ended December 31, 1995, 1996 and 1997 and in the nine months ended September 30, 1998 was $0, $855,000, $4.9 million and $35.3 million, respectively. The cash provided by financing activities was the result of proceeds from the sale of convertible debentures (subsequently converted into shares of Common Stock), sales of the Company's Common Stock in 1996, 1997 and the first nine months of 1998 and the sale of the Company's Series A Preferred Stock in April 1998.

    As of September 30, 1998 the Company had approximately $19.4 million of cash and cash equivalents and $8.8 million of short-term investments. The Company's principal commitments consisted of obligations outstanding under operating leases. Although the Company has no material commitments for capital expenditures, it anticipates an increase in the rate of capital expenditures consistent with its anticipated growth in operations, infrastructure and personnel. The Company anticipates that it will expend approximately $3.0 million over the next 24 months on capital expenditures based on the Company's current anticipated growth rate. The Company anticipates that it will continue to add computer hardware resources, deploy additional commerce servers worldwide, and expand its primary office facility during the next twelve months. The Company further anticipates that it will expend approximately $11.0 million over the next 24 months on product development based on the Company's current anticipated growth rate in operations. There can be no assurance, however that the Company's growth rate will continue at current levels or that it will meet the Company's current expectations. The Company may also use cash to acquire or license technology, products or businesses related to the Company's current business. The Company also anticipates that it will continue to experience significant growth in its operating expenses for the foreseeable future and that its operating expenses will be a material use of the Company's cash resources.

    The Company believes that the net proceeds from this offering, together with existing cash, cash equivalents and short-term investments, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 24 months, although the Company may seek to raise additional capital during that period. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

YEAR 2000 COMPLIANCE

    Like many other companies, Year 2000 computer issues create certain risks for Digital River. If the Company's internal management information systems and external electronic commerce information systems do not correctly recognize the process date information beyond the year 1999, it could have a significant adverse impact on the Company's ability to process client and end-user transactions, which could create significant potential liability for the Company. To address potential Year 2000 issues with its internal and external systems, the Company has evaluated such systems. Remediation is proceeding, and the Company currently plans to have changes to these systems completed and tested by March 31, 1999. These activities are intended to encompass all major categories of systems used by the Company, including electronic commerce, sales processing, sales and financial systems. The initial assessment indicated that certain internal systems should be upgraded or replaced as part of a solution to the Year 2000 problem. The costs incurred to date related to these programs have not been material. The estimated cost to be incurred by the Company in the future is not expected to exceed $10,000. These estimates do not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. These estimates are based on the current assessment of the projects and is subject to change as the project progresses.

    The Company is also working with key suppliers of products and services to determine that their operations and products are Year 2000 compliant or to monitor their progress toward Year 2000 compliance, as appropriate. The failure of a major supplier to become Year 2000 Compliant on a timely basis, or any system conversion by a supplier that is incompatible with the Company's systems could have a material adverse effect on the Company's business, financial condition and operating results. In addition the Company's business, financial condition and operating results may be materially adversely affected to the extent its end-users are unable to use their credit cards due to the Year 2000 issues that are not rectified by their credit card vendors.

    In addition, the Company has begun internal discussions concerning contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. It is expected that assessment, remediation and contingency planning activities will be on-going throughout calendar year 1998 and 1999 with the goal of appropriately resolving all material internal and external systems and third party issues.

    As used by the Company, "Year 2000 Compliant" shall mean software that can individually, and in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty-first century when used in accordance with the documentation relating to such software, including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing;
(ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner; and (iii) provide date information in ways which are unambiguous as to century. This may be achieved by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

                                    BUSINESS

    Digital River is a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. The Company has developed a technology platform that allows it to provide a suite of electronic commerce services to its software publisher and online retailer clients, including ESD. The Company also provides data mining and merchandising services to assist clients in increasing Internet page view traffic to, and sales through, their Web stores. Rather than maintaining its own branded Web store that would compete with its clients, Digital River provides an outsourcing solution that allows its clients to promote their own brands while leveraging Digital River's investment in infrastructure and technology. As of September 30, 1998, the Company had contracts with 1,309 software publisher clients and 762 online retailer clients, including Corel Corporation, Cyberian Outpost, Inc., Lotus Development Corporation, Micro Warehouse, Inc., Network Associates, Inc. and Symantec Corporation, and maintained a database of more than 131,000 software products from its various software publisher clients, including more than 24,000 software titles and more than 107,000 digital images and fonts. Through September 30, 1998, the Company had completed more than 288,000 transactions for more than 213,000 unique end-users.

    Digital River's proprietary CNS technology serves as the platform for the Company's solutions. The CNS incorporates custom software applications that enable ESD, Web store authoring, fraud prevention, export control, merchandising programs and online registration, and features a database of more than 131,000 software products. Using its CNS platform, the Company creates Web stores for its clients that replicate the look and feel of each client's Web site. End-users enter the client site and are then seamlessly transferred to the Company's system. End-users can then browse for products and make purchases online, and, once purchases are made, the Company delivers the products directly to the end-user, primarily through ESD. The Company also provides transaction processing services and collects and maintains critical information about end-users. This information can later be used by the Company's clients to facilitate add-on or upgrade sales and for other direct marketing purposes. The Company actively manages direct marketing campaigns for its clients, and also delivers purchase information and Web store traffic statistics to its clients on a regular basis.

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET AND ELECTRONIC COMMERCE.

    The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically. A number of factors have contributed to the growth of the Internet and its commercial use, including: (i) the large and growing installed base of personal computers in homes and businesses; (ii) improvements in network infrastructure and bandwidth; (iii) easier and cheaper access to the Internet;
(iv) increased awareness of the Internet among consumer and business users; and
(v) the rapidly expanding availability of online content and commerce which increases the value to users of being connected to the Internet. According to International Data Corporation ("IDC"), the number of Internet users worldwide will grow from an estimated 69 million at the end of 1997 to an estimated 320 million by 2002.

    The increasing functionality, accessibility and overall usage of the Internet have made it an attractive commercial medium. Online retailers can interact directly with end-users and can frequently adjust their featured selections, shopping interfaces and pricing. The ability to reach and serve a large and global group of end-users electronically from a central location and the potential for personalized low-cost customer interaction provide additional economic benefits for online retailers. Unlike traditional retail channels, online retailers do not have the burdensome costs of managing and maintaining a significant physical retail store infrastructure or the continuous printing and mailing costs of catalog marketing. Because of these advantages, online retailers have the potential to build large, global customer bases quickly and to achieve superior economic returns over the long term. An increasingly broad base of products is being sold successfully online, including computers, travel services, brokerage services, automobiles and music, as well as software products. IDC estimates that the total value of goods and services purchased over the Web worldwide will increase from an estimated $12.4 billion in 1997 to an estimated $133.0 billion in 2000.

    THE RETAIL SOFTWARE MARKET.

    The Company believes that the market for retail software is large and will continue to grow. According to the Software Publishers Association, sales of PC applications software in the United States and Canada reached $10.6 billion in 1996. The traditional channels for the retail sale of software products are highly fragmented and include regional and national superstore retail chains, catalog companies and small single location stores. The superstores and catalog companies carry hundreds to thousands of software products, while the single location stores generally carry only a limited number.

    Traditional sales channels have inherent limitations and disadvantages for software publishers, retailers and end-users. A significant limitation of physical retail stores is the limited amount of available shelf space. As a result, competition for shelf space is intense, and often only the major software publishers are able to effectively distribute their software products. Even these publishers usually cannot offer their total available product offerings in retail stores. In addition, software publishers typically must grant generous rights of return because of the high cost of inventory and the risk of inventory obsolescence. As a result, software publishers effectively bear the risk of any difference between projected and actual sales, creating uncertainty as to future sales and revenue recognition risks. Physical retailers must also make significant investments in real estate, personnel and inventories. Similarly, direct mail distribution is constrained by practical catalog size limitations, which restrict both the number of products and the information about those products that can be included in a catalog. Direct mail distribution also involves printing expenses, mailing costs, inherent delays in reacting to price and product changes and low response rates. With both physical retail and direct mail distribution, there is a significant lead time between the development or upgrading of software and its introduction into the market. Finally, traditional sales channels are typically characterized by low end-user registration rates, and provide software publishers little information on end-user behavior, demographics and product demand.

    ADVANTAGES OF ESD.

    The Internet provides a compelling solution that addresses many of the limitations of traditional distribution methods. The Internet is particularly well-suited for the distribution of most software because software products can be purchased and delivered quickly, conveniently and cost-effectively to an end-user's home or office computer through ESD. The Company believes that ESD is an effective means of delivery today for most software applications. Although current Internet bandwidth restrictions currently render ESD less effective as a means of delivery for large software applications (delivery of software applications of greater than 10 megabytes can be impractical at slower modem speeds), the Company believes that as Internet bandwidth increases, ESD will become increasingly attractive even for such software titles. Accordingly, the Company believes that ESD will represent an increasing share of online software sales and will be critical to online retailers' success. In addition, unlike physical retail stores or catalogs, shelf space on the Internet is virtually unlimited, enabling software publishers to offer the full range of their software products. ESD significantly reduces or eliminates many of the costs in the distribution chain, including manufacturing, packaging, shipping and warehousing costs, such as costs related to returns and inventory management.

    OPPORTUNITY FOR ELECTRONIC COMMERCE OUTSOURCING.

    The Company believes that the market for software sales online continues to grow rapidly. IDC estimates that the worldwide market for ESD will increase from approximately $200 million in 1997 to approximately $5.9 billion by 2001, a 133% compound annual growth rate. However, unlike established physical distribution channels for shrink-wrapped software, there is currently no established, comprehensive electronic distribution source for online retailers. The Company believes that the distribution of software products via ESD is complex and requires up-front and ongoing investments in secure, reliable and scaleable systems. Accordingly, the Company believes that a substantial market opportunity exists for a comprehensive, cost-effective, outsourced electronic commerce solution that provides software publishers and online retailers with access to a critical mass of software products and a robust distribution and transaction network.

THE DIGITAL RIVER SOLUTION

    The Company has developed a technology platform that enables it to provide a comprehensive suite of electronic commerce services to its software publisher and online retailer clients, including ESD. The Company also leverages its merchandising expertise to increase traffic and sales for its clients. Rather than maintaining its own branded Web store that would compete with its clients, Digital River provides an outsourcing solution for ESD and merchandising services that enables its clients to promote their own brands while leveraging Digital River's investment in infrastructure. In addition, this approach enables Digital River to leverage its clients' brand investments and the traffic at its clients' sites to maximize the number of transactions completed through Digital River.

    The following illustrates the process through which an end-user purchases software products from a client using the Company's CNS technology platform:

                                   [GRAPHIC]

               PICTORIAL FLOWCHART DEPICTING A PURCHASE OF
               SOFTWARE THROUGH THE COMPANY'S CENTRAL NETWORK
               SERVER ("CNS"), SHOWING THE TRANSACTION PROCESSING
               AND OTHER VALUE-ADDED SERVICES PROVIDED BY THE
               COMPANY.

    BENEFITS TO SOFTWARE PUBLISHERS. The Company's electronic commerce solution enables software publishers to offer the complete library of their software products directly to end-users from their Web stores and through the Company's network of online retailers. This benefit is particularly significant for smaller software publishers who have limited market access through traditional distribution methods. The Company's solution also provides major software publishers a channel for their underdistributed products permitting them to offer online their complete product catalog. In addition, through its 100% end-user registration and data warehousing, Digital River provides software publishers with valuable end-user information that can facilitate targeted marketing, upgrade notification and sophisticated merchandising strategies. Finally, by exploiting the distribution relationships Digital River has developed with a large network of online retailers, software publishers can reduce or eliminate the need for multiple retailer relationships, thereby lowering administrative costs and reducing the number of master copies of their software in existence for distribution.

    BENEFITS TO ONLINE RETAILERS. Online retailers can use Digital River's robust CNS technology to sell software products online, without having to build and maintain their own electronic commerce infrastructure. In addition, Digital River enables online retailers to offer their end-users access to virtually all of Digital River's inventory of more than 131,000 software products, without the burden of developing and maintaining relationships with hundreds of software publishers. Like software publishers, online retailers enjoy the cost savings from online fulfillment and the database marketing benefits offered by Digital River. Online retailers can effectively outsource electronic commerce functionality while building their own brands online. Online retailers also eliminate the cost and risk associated with carrying inventory and the risk of inventory obsolescence. The Company also allows niche market and high traffic Web sites to become online retailers at minimal cost.

    BENEFITS TO END-USERS. Digital River's solution emphasizes convenience by allowing end-users to purchase and receive software products online distributed through ESD twenty-four hours a day, seven days a week ("24x7"), from their home or office. End-users are not required to make a trip to the store, can act immediately on a purchase impulse, and can locate software products that are difficult to find. Because Digital River has a global reach, it can deliver an extremely broad selection to end-users in rural, international or other locations that cannot support retail stores. Software products purchased online can either be quickly and conveniently downloaded and installed through ESD or delivered physically. Using the Company's sophisticated search engine technology, end-users visiting retailers' online Web stores can access virtually all of Digital River's inventory of more than 131,000 software products. End-users also benefit from the protection of Digital River's archiving service, through which the Company guarantees replacement of software in the event of accidental destruction through computer error or malfunction. End-users also benefit from Digital River's 24x7 ESD support and readily available upgrades.

STRATEGY

    The Company's objective is to become the leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. The Company intends to achieve its objective through the following key strategies:

    DEVELOP AND EXPAND RELATIONSHIPS WITH SOFTWARE PUBLISHERS. The Company plans to continue to build its inventory of software products through additional contractual relationships with software publishers. As of September 30, 1998, the Company had signed contracts with 1,309 software publishers, representing more than 131,000 software products and 1,029 Web stores. The Company believes that its ability to develop Web hosting relationships with its software publisher clients increases its reach to end-users and provides the basis for a long term relationship with its software publisher clients. The Company further believes that the large number of software products offered by the Company from its software publisher clients will be critical to the Company's ability to deliver a compelling inventory of products to online retailer clients.

    AGGRESSIVELY EXPAND NETWORK OF ONLINE RETAILERS. The Company believes that by increasing the number of points of entry to its CNS, Digital River will increase the number of transactions over its network. Accordingly, in addition to expanding and developing relationships with software publishers, the Company seeks to expand aggressively its network of online retailer clients. Online retailer clients include traditional store-based and mail order retailers with a Web presence, online retailers dedicated to online commerce, as well as high traffic or niche Web site operators desiring to add electronic commerce functionality. The Company had contracts with 762 online retailers as of September 30, 1998. The Company's model enables it to leverage its clients' marketing resources to direct traffic to its software distribution network. The Company expects online retailers to represent an increasing percentage of its sales.

    PROVIDE COMPLEMENTARY SOLUTIONS. Digital River intends to continue to be a neutral provider of cost-effective outsourcing solutions that complement the business models of its software publisher and online retailer clients. The Company does not maintain its own branded Web store. Instead, the Company provides an outsourcing solution that enables its clients to promote their own brands while leveraging Digital River's investment in infrastructure and technology. Digital River therefore leverages its clients' investments in their brands to generate sales. The Company may co-invest with its clients from time to time to help drive traffic to its clients' Web stores and to Digital River-assisted transactions.

    PROVIDE CLIENTS VALUE-ADDED SERVICES. The Company believes its growing data warehouse of end-user purchasing information provides it with a powerful tool to assist clients with value-added services, such as targeted advertising, promotions and direct response merchandising. The Company offers merchandising and marketing programs, customer support and communications programs, advertising placement services, and Web store design services. The Company intends to continue to expand its programs and believes that these programs help build stronger partnerships with its software publisher and online retailers, while enabling its clients to increase sales of software on their sites.

    MAINTAIN TECHNOLOGY LEADERSHIP. The Company believes that its CNS technology has given it a competitive advantage in the market for ESD outsourcing solutions. The Company will continue to invest in and enhance its CNS technology in order to increase redundancy, reliability and bandwidth, to expand services and to reduce costs. By leveraging its fixed-cost infrastructure, Digital River will improve its ability to provide low cost, high value services to its clients while utilizing the latest technology.

    EXPAND INTERNATIONALLY. Digital River will continue to expand internationally to gain access to additional software publishers, online retailers and end-users. The Company intends to replicate its domestic strategy by building its inventory of international and foreign language software products and expanding its distribution through software publishers and online retailers. The Company believes that significant opportunities exist internationally to increase sales and to further leverage its scaleable infrastructure.

SERVICES

    The Company provides a broad range of services to its software publisher and online retailer clients, including Web store hosting, ESD, physical fulfillment and merchandising services.

    WEB STORE HOSTING. The Company hosts the Web stores for all of its online retailer clients and for those software publisher clients that choose this option. The Company's outsourcing solution is mission-critical for many of its software publisher and online retailer clients. Therefore, the Company has a data center that is designed to provide its clients with the performance they require for continuous Web store operations. The data center features redundant, high speed connections to the Internet, 24x7 security and monitoring, back-up generators and dedicated power.

    Digital River can quickly and efficiently create Web stores for its clients, which can be accessed easily by clicking on a "buy button" on a client's existing Web site. The end-user is then transferred to a Web store hosted on Digital River's CNS, which replicates the look and feel of the client Web site. The end-user can then shop for products and make purchases online. By replicating the look and feel of its clients' Web sites, Digital River supports clients in conducting electronic commerce under their own brands. Digital River's solution allows clients to choose either ESD or physical delivery, and clients also benefit from Digital River's 24x7 ESD customer support and archiving services. The transaction information is captured and added to Digital River's data warehouse. The Company's ability to retrieve and manipulate this information creates a powerful data mining tool, which can be used for targeted merchandising to end-users through e-mails, banner presentations and special offers.

    ESD. The Company offers clients access to its ESD capabilities to permit delivery of software products to an end-user's computer via the Internet. ESD eliminates many of the costs that exist in the physical distribution chain, such as manufacturing, packaging, shipping, warehousing and inventory carrying and handling costs. Delivery is fulfilled when a copy is made from the master on the Company's CNS and is then securely downloaded to the end-user via the Internet. Digital River's ESD distribution model not only reduces costs, thereby increasing margins available to software publishers and online retailers, but also solves the shelf space problem constraining product availability and sales. While most software publishers use the Company's Web hosting services, certain software publishers use only the Company's ESD services, which provide them with online distribution through the Company's extensive network of online retailers.

    PHYSICAL FULFILLMENT. In addition to distribution through ESD, the Company offers clients physical distribution services. The Company maintains an inventory of physical products, generally on consignment from its clients that select this option, for shipment to end-users. The Company believes physical fulfillment services are important to its ability to provide a comprehensive electronic commerce outsourcing solution.

    MERCHANDISING SERVICES. The Company offers a range of merchandising services to its clients to help them drive additional traffic to their Web stores. Software publisher and online retailer clients are provided with detailed electronic and hard copy reports of transactions on their Web stores, as well as end-user marketing information about visits to their Web stores. The CNS captures Web page visits, banner and pricing information and other data that can be used by the software publishers and online retailers to analyze their Web stores' success.

    The Company also offers advanced merchandising services to assist software publishers and online retailers in increasing response rates for their marketing efforts. These services include e-mail campaigns for special promotions, upgrade notification programs, and the presentation of complementary products, bundled products or other programs designed to increase average order size based on a targeted end-user profile. The Company participates in co-op dollar and market development fund programs with its clients and buys selected banner placements in bulk to support clients' promotional campaigns. In addition, Digital River tests and analyzes merchandising techniques, such as promotional pricing and banner advertising, based on information gathered in the CNS data warehouse.

CLIENTS

    The Company distributes software products through a network of software publishers and online retailers. Online retailer clients include traditional store-based and direct mail retailers with a Web presence, online retailers dedicated to online commerce, as well as high traffic or niche Web site operators desiring to add electronic commerce functionality. In a typical online retailer contract, the Company is responsible for (i) a payment to the online retailer based on a percentage of net sales of software products that the Company distributes through the online retailer's Web site, (ii) the processing of payments made by end-users, (iii) the delivery of the software products to end-users, (iv) the payment of applicable credit card transaction fees, (v) the payment and filing of applicable sales taxes and (vi) the distribution of a report to the online retailer detailing sales activity processed by the Company. The Company expects to support traditional physical retailers in developing their online stores for the sale of software products online. While most software publishers use the Company's Web hosting services, certain software publishers use only the Company's "channel services," whereby the software publishers are provided with ESD and physical fulfillment capability through the Company's extensive network of online retailers. In a typical software publisher contract, the Company is responsible for (i) the maintenance of master copies of software products in a secure format for distribution to end-users, (ii) a payment to the software publisher for the cost of software products that the Company distributes through either a retailers' Web site or through the publisher's host Web site, (iii) the processing of payments made by end-users, (iv) the delivery of software products to end-users, (v) the payment of applicable credit card transaction fees, (vi) the payment and filing of applicable sales taxes and (vii) the distribution of a report to the software publisher detailing sales activity processed by the Company.

    As of September 30, 1998, the Company had 1,309 contracts with software publishers and 762 contracts with online retailers. Typically, there is some delay between signing contracts and gathering the necessary materials to bring a new client online. As of September 30, 1998, the Company had 1,075 software publishers and 548 online retailers activated within its CNS. During the nine-month period ended September 30, 1998, the Company completed transactions for 990 software publishers and 215 online retailers. The Company's clients include:


            SOFTWARE PUBLISHERS                      ONLINE RETAILERS
--------------------------------------------  ------------------------------
WEB HOSTING AND CHANNEL SERVICES              BuyDirect.com, Inc.
  Corel Corporation                           BuySafe, Inc.
  Dragon Systems, Inc.                        Channel MarketMakers
  JASC, Inc.                                  Cyberian Outpost, Inc.
  Powerquest Corporation                      Damark International, Inc.
  Ulead Systems, Inc.                         Micro Warehouse, Inc.
                                              Multiple Zones International,
                                              Inc.
CHANNEL SERVICES ONLY                         Shopping.com
  Cendant Corporation                         Software Warehouse plc
  Lotus Development Corporation               US WEST Internet
  Network Associates, Inc.
  QUALCOMM Incorporated
  Symantec Corporation


    Revenues attributable to sales of software products of Corel Corporation accounted for 18% and 12% of the Company's sales for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The Company's contract with Corel Corporation expires in April 1999. Revenues attributable to sales of software products of JASC, Inc. accounted for 11% of the Company's sales for the nine months ended September 30, 1998.

SALES AND MARKETING

    The Company markets its services directly to software publishers and online retailers. The Company does not operate its own Web store because of its strategy to serve as a neutral provider of electronic commerce outsourcing solutions. This strategy allows the Company to avoid competing with its clients. Generally, the Company's direct marketing to end-users focuses on supporting the marketing and promotional efforts of its clients in driving traffic to their Web stores. This direct marketing effort leverages the Company's extensive data warehouse, which enables the Company to create and quickly implement marketing programs targeted at specific end-user segments. By providing consistent quality service, branding client order pages with its name and logo, billing credit card transactions under the Digital River name and engaging in brand positioning, advertising and promotion, the Company intends to establish the Digital River brand as a trusted name for ESD and electronic commerce outsourcing solutions among software publishers, online retailers and end-users.

    The Company's sales and marketing organization is divided into three groups: the Strategic Sales Group, the Product Management Group and the Account Development Group. The Strategic Sales Group focuses on large software publishers and online retailers, including traditional physical retailers, with significant online revenue potential. These sales are typically complex in nature and involve a lengthy sales cycle. Contracts with these larger clients often involve certain incentives, principally pricing concessions. The Company makes decisions with respect to such contract incentives on a case by case basis. The Product Management Group focuses on all other software publishers and online retailers. Generally, these sales involve a much shorter sales cycle, are managed primarily through a telesales effort and result in the new client selecting one of the Company's standard programs. The Account Development Group serves existing clients and provides them with merchandising and database marketing assistance designed to increase revenues. The Company leverages its extensive inventory of software products and large number of end-users to create opportunities for targeted marketing and bundled sales. As of September 30, 1998, the Company had 42 employees engaged in sales and marketing. See "Risk Factors--Client Concentration; Lengthy Sales Cycle."

    The Company currently markets its services to clients via direct marketing, print advertising, trade show participation and other media events. The Company plans to increase its expenditures on direct marketing and print advertising, as well as introducing online advertising efforts directed at potential clients. In addition, the Company recently opened a sales office in the United Kingdom.

TECHNOLOGY

    Digital River delivers its electronic commerce outsourcing solution using its proprietary CNS technology, which enables the sale and distribution of software products via the Internet.

    ARCHITECTURE. The Company's scaleable CNS is designed to handle tens of thousands of different Web stores and millions of software products. The CNS consists of a pool of network servers and a proprietary software application that serves dynamic Web pages using an Oracle database. The Company's CNS was designed to scale to support growth by adding CPUs, memory, disk drives and bandwidth without substantial changes to the application. The CNS software code is written in modular layers, enabling the Company to quickly adapt in response to industry changes, including bandwidth opportunities, payment processing changes, international requirements for taxes and export screening, new technologies such as Java, XML, DHTML, VRML, SET, banking procedures and encryption technologies. The CNS product search system allows end-users to search for items across millions of potential products and thousands of categories specific to various product specifications, while maintaining a fast page response that is acceptable to the end-user. The Company uses sophisticated database indexing coupled with a dynamic cache system to provide flexibility and speed. These caches help increase the overall speed of each page and facilitate complex searches across the entire inventory of software products. The CNS has also been designed to index, retrieve and manipulate all transactions that flow through the system, including detailed commerce transaction and end-user interaction data. This enables the Company to create proprietary market profiles of each end-user and groups of end-users that can be used to create merchandising campaigns. The Company's CNS is also used for internal purposes, including reporting and maintenance for fraud detection and prevention, physical shipping, return authorizations, back order processing and full transaction auditing and reporting capabilities for all commerce functions.

    WEB STORE MAINTENANCE. Clients' Web stores are built and maintained using the CNS centralized management system. Global changes that affect all Web stores or groups of Web stores can be made as easily as changes to an individual Web store. Client Web stores include a main store and may optionally include several "focus stores" and "channel sites" to which highly targeted traffic may be routed. Clients may also link specific locations on their Web stores to detailed product or category areas of the stores, in order to better target their end-users' interests.

    SECURITY. Digital River's security systems apply both to access to internal systems and to illegal access to commerce data via the Internet. Internally, logins and passwords are maintained for all systems, with additional logins, passwords and IP access control granted on an individual basis to only the required commerce areas the person is responsible for. Firewalls prevent unauthorized access from outside. The Company relies on certain encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as end-user credit card numbers. Unix, Oracle and Web server security additionally restrict access from the outside to the appropriate transaction data. The CNS security system is designed not to interfere with the end-user experience. Product wrappers, clearing-house processing, and additional password mechanisms that negatively impact ESD performance are not needed. The CNS security system never allows direct access to the clients' products and ensures that an end-user requests ESD through a valid page and has purchased the product. See "Risk Factors-- Electronic Commerce Security Risks."

    DATA CENTER OPERATIONS. Continuous data center operations are crucial to the Company's success. All transaction data is backed up periodically and all inventory data is archived and kept in fireproof storage facilities. The Company's network software constantly monitors clients' Web stores and internal system functions and notifies systems engineers if any unexpected conditions arise. The Company currently leases six T1 lines from multiple vendors and maintains a policy of adding additional lines if more than 50% of its bandwidth capacity is utilized. Accordingly, if one line fails the other lines are able to assume the capacity of the failed line. The Company's data center is located in a single location at the Company's main facilities in Eden Prairie, Minnesota. In the case of electrical power failure, the Company has a back-up power supply system. The Company has also installed a FM-200 automatic fire suppression system in the data center. The data center currently incorporates redundant systems consisting of additional servers and arrays. The Company currently has no automatic switchover in the case of equipment or software failure, although it has plans to implement further redundancy in the future. See "Risk Factors--Risk of Capacity Constraints; Risk of System Failure; System Development Risks."

PRODUCT DEVELOPMENT

    Digital River's product development strategy is to enhance the technology and features of its CNS. To this end, the Company has numerous development projects in process including, but not limited to, Internet optimization tools, end-user profiling and collaboration technologies and online interactive customer service. Product development and operations expenses (which include customer service, data center operations and telecommunications infrastructure) were $130,000, $230,000, $1.5 million and $2.9 million in 1995, 1996, 1997 and the first nine months of 1998, respectively. As of September 30, 1998, the Company employed 26 persons in product development.

    To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of the CNS and the underlying network infrastructure. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing CNS proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to both license and internally develop leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its clients, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of the CNS technology and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will successfully use new technologies effectively or adapt its proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, client requirements or emerging industry standards, its business, financial condition and results of operations could be materially adversely affected. See "Risk Factors--Rapid Technological Change."

COMPETITION

    The electronic commerce market is new, rapidly evolving and intensely competitive, and the Company expects competition to intensify in the future, particularly in the area of electronic sale and distribution of software products. The Company currently competes directly with other providers of electronic commerce solutions, including CyberSource Corporation, Preview Systems, Inc., Release Software Corporation and TechWave, Inc. The Company also competes indirectly with software companies that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions such as Microsoft Corporation and Netscape Communications Corporation, as well as a large number of companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing. In addition to direct competition with other transaction processing providers and enablers and indirect competition with other providers of electronic commerce software and systems, the Company competes with companies that sell and distribute software products via the Internet, including Amazon.com, Inc., beyond.com Corporation, Ingram Micro Inc. and Tech Data Corporation. The Company also competes with companies such as AltaVista (a subsidiary of Compaq Computer Corporation), America Online, Inc., Excite, Inc., Infoseek Corporation, Lycos, Inc. and Yahoo! Inc., which specialize in electronic commerce or derive a substantial portion of their revenues from electronic commerce and may themselves offer, or provide means for others to offer, software products.

    The Company believes that the principal competitive factors in its market are breadth of services and software product offerings, software publisher and online retailer relationships, brand recognition, system reliability and capacity, price, customer service, speed and accessibility and ease of use, convenience and speed of fulfillment. There can be no assurance that the online retailers and the other companies listed above will not compete directly with the Company by adopting a similar business model. Moreover, while certain of these companies are also clients or potential clients of the Company, they may compete with the Company's electronic commerce outsourcing solution to the extent that they develop electronic commerce systems or acquire such systems from other software vendors or service providers.

    Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. In addition, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Internet Web sites may direct end-users to online retailers that compete with the Company, which would increase competitive pressures on the Company. Increased competition may result in reduced operating margins, as well as a loss of market share. Further, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    The Company regards trademarks, copyrights, trade secrets and other intellectual property as critical to its success, and relies on trademark, trade secret protection and confidentiality and/or license agreements with its employees, clients, partners and others to protect its proprietary rights. The Company's policy is to seek to protect its proprietary position by, among other methods, filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. Proprietary rights relating to the Company's technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. While the Company currently has twelve patent applications pending in the United States, none have yet been issued and there can be no assurance that any pending patent applications now or hereafter filed by, or licensed to, the Company will result in patents being issued. The Company has filed certain petitions to correct certain fee deficiencies for its pending patent applications and there can be no assurance that such petitions can be granted or that the Company will elect to pursue these applications. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The patent position of high technology companies involves complex legal and factual questions and, therefore, their validity and enforceability cannot be predicted with certainty. There can be no assurance that any of the Company's patent applications, if issued, will not be challenged, invalidated, held unenforceable or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company against competitors with similar technology. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. The Company has one registered trademark for "Digital River." Effective trademark and trade secret protection may not be available in every country in which the Company's products and services are made available online. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trade secrets, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. A failure by the Company to protect its intellectual property in a meaningful manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, there can be no assurance that other parties will not assert infringement claims against the Company. From time to time, the Company may receive notice of claims of infringement of other parties' proprietary rights. There can be no assurance that such claims will not be asserted or prosecuted against the Company in the future or that any past or future assertions or prosecutions will not materially adversely affect the Company's business, financial condition and results of operations. The defense of any such claims, whether such claims are with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. In the event of a successful claim of infringement against the Company and the failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology on a timely basis, the Company's business, financial condition and results of operations could be materially adversely affected.

EMPLOYEES

    As of September 30, 1998, the Company employed 97 people, including 11 in administration, 44 in product development and operations and 42 in sales and marketing. The Company also employs independent contractors and other temporary employees. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

FACILITIES

    The Company currently subleases approximately 32,900 square feet of office and warehouse space in Eden Prairie, Minnesota. The sublease agreement expires on July 31, 2003. The Company also leases approximately 6,400 and 7,000 square feet of office and warehouse space, respectively from Tech Squared, Inc. in Edina, Minnesota. Obligations under the lease from Tech Squared will continue through December 31, 1998 or until a party is found to sublease the office space, whichever is earlier. The Company will continue to pay for warehouse space from Tech Squared as long as it continues to utilize any of the space. Rent for the warehouse space will be calculated pursuant to a formula based on square footage utilized. In addition, the Company leases on a month to month basis approximately 900 square feet of office space in suburban London that houses its European sales office. The Company believes that its facilities will be adequate to accommodate the Company's needs for the foreseeable future.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in litigation relating to claims arising out of its ordinary course of business. The Company presently is not subject to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth information regarding the Company's executive officers, key employees and directors as of November 24, 1998.

               NAME                  AGE                             POSITION
-----------------------------------  ---   ------------------------------------------------------------
Joel A. Ronning....................  42    Chief Executive Officer and Director
Perry W. Steiner...................  32    President and Director
Robert E. Strawman.................  39    Chief Financial Officer and Treasurer
Kelly J. Wical.....................  42    Chief Technology Officer
Draper M. Jaffray..................  36    Vice President of Business Development
Terence M. Strom...................  54    Vice President of Marketing
Gregory R.L. Smith.................  31    Secretary and Controller
Randy J. Womack....................  34    Chief Information Officer
Timothy C. Choate..................  33    Director
William Lansing....................  40    Director
Thomas F. Madison (1)(2)...........  62    Director
Charles E. Reese, Jr...............  44    Director
Christopher J. Sharples............  51    Director
J. Paul Thorin (1)(2)..............  54    Director

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    Mr. Ronning founded the Company in February 1994 and has been President and Chief Executive Officer and a director of the Company since that time. From February 1994 to July 1998, Mr. Ronning was also President of the Company. Since May 1995, Mr. Ronning has served as Chairman of the Board of Directors of Tech Squared, a direct catalog marketer of software and hardware products. From May 1995 to July 1998, Mr. Ronning served as Chief Executive Officer, Chief Financial Officer and Secretary of Tech Squared, Inc. From May 1995 to August 1996, Mr. Ronning also served as the President of Tech Squared. Mr. Ronning is the founder of MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, and has served as a director and Chief Executive Officer of MacUSA, Inc. since April 1990. Mr. Ronning also serves as a director of the Software Publishers Association and JASC, Inc.

    Mr. Steiner joined the Company in July 1998 as President and has served as a director of the Company since April 1998. From January 1997 to July 1998 Mr. Steiner served as Vice President of Wasserstein Perella & Co., Inc., an investment banking firm, and as Vice President of Wasserstein Perella Ventures, Inc., the general partner of Wasserstein Adelson Ventures, L.P., a venture capital fund. From June 1993 to December 1996, Mr. Steiner was a principal of TCW Capital, a group of leveraged buyout funds managed by Trust Company of the West.

    Mr. Strawman joined the Company in April 1998 as Chief Financial Officer and Treasurer. From September 1995 to April 1998, Mr. Strawman served as Director of Finance and Vice President of Finance for Caribou Coffee Company, Inc., a gourmet coffee retailer. From 1989 to 1995, Mr. Strawman held various financial positions at Software Etc. Stores, Inc., a specialty retailer of software, most recently as Chief Financial Officer.

    Mr. Wical joined the Company in April 1997 as Chief Technology Officer. From 1992 to April 1997, Mr. Wical was Director of Development and Chief Scientist/Architect of the ConText Server Division of Oracle Corporation. From 1987 to 1992, Mr. Wical was co-founder and Vice President of Research and Development for Artificial Linguistics, Inc., a developer of text management software.

    Mr. Jaffray joined the Company in December 1996 as Vice President of Business Development. From January 1996 to December 1996, Mr. Jaffray was a partner in The Firm, a computer products manufacturers representative. From 1991 to 1995, Mr. Jaffray served as Director of Sales for Tech Squared.

    Mr. Strom joined the Company as Vice President of Marketing in August 1998. From June 1993 to February 1997, Mr. Strom held various positions at Egghead, Inc., a computer software retailer, most recently as Chief Executive Officer. From January 1990 to June 1993, Mr. Strom held various positions at Best Buy Co., Inc., a consumer electronics retailer, most recently as Senior Vice President of Marketing.

    Mr. Smith joined the Company as Controller in June 1997 and has served as Secretary and Controller since December 1997. From November 1995 to June 1997, Mr. Smith was Manager, External Reporting and Investor Relations at Secure Computing Corporation, a developer of network and Internet security products. From June 1988 to November 1995, Mr. Smith held various positions with Ernst & Young LLP.

    Mr. Womack joined the Company in October 1997 as Chief Information Officer. From May 1997 to September 1997, Mr. Womack was Director of Engineering at Xerox Corporation. From 1992 to 1997, Mr. Womack held various positions, including Development Manager at Oracle Corporation. From 1989 to 1992, Mr. Womack was Director of Technical Services at Artificial Linguistics, Inc.

    Mr. Choate has served as a director of the Company since May 1998. Mr. Choate has been Chairman of FreeShop International, Inc. since its inception in June 1997 and has been President and Chief Executive Officer since March 1998. Mr. Choate co-founded Online Interactive, Inc., the original parent company of FreeShop International, Inc., in June 1994, and served as President, Chief Executive Officer and Chairman until February, 1997 and Chairman until July 1997. Mr. Choate served as a Vice President of Micro Warehouse, Inc. from July 1997, when it acquired Online Interactive, Inc., until February 1998. From February 1991 to May 1994, Mr. Choate held various positions at Softdisk Publishing, LLC, most recently as President. From February 1989 until February 1991, Mr. Choate was a Senior Marketing Manager at Prodigy Services Company.

    Mr. Lansing has served as a director of the Company since November 1998. In May 1998, Mr. Lansing joined Fingerhut Companies, Inc. as President and Chief Operating Officer. From October 1996 to May 1998, Mr. Lansing served as Vice President for Business Development for General Electric Corporation. From January 1996 to October 1996, he was Chief Operating Officer at Prodigy, an online joint venture of IBM Corporation and Sears Roebuck and Co. From September 1986 to December 1995, Mr. Lansing was at McKinsey & Co. where he was a partner leading the consulting firm's Internet practice. Mr. Lansing began his career in 1984 at Davis Polk & Wardwell as a securities lawyer.

    Mr. Madison has served as a director of the Company since August 1996. Since January 1993 he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. Mr. Madison also serves on the Boards of Directors of Valmont Industries Inc., Eltrax Systems, Inc., Minnegasco Division of Houston Industries, ACI Telecentrics, Span Link Communications and Delaware Group of Funds.

    Mr. Reese has served as a director of the Company since July 1996. In August 1996, Mr. Reese joined Tech Squared, Inc. as President and Chief Operating Officer and has served as a director of Tech Squared since April 1996. From April 1995 to August 1996, Mr. Reese served as Vice President of Sales and Marketing for the Weidt Group, Inc., a privately-held custom software development firm specializing in Internet Web site design and development. From July 1987 to April 1995, Mr. Reese served as Vice President of Sales at Lasermaster Corp., a manufacturer and seller of high-resolution plain paper typesetters, chemical-free image setters and large format color printers.

    Mr. Sharples has served as a director of the Company and Digital River Ltd., a wholly-owned subsidiary of the Company, since April 1998. Since 1973, Mr. Sharples has served as a director of GNI Ltd., a firm specializing in the derivatives market, which he co-founded in 1972. Since 1995, Mr. Sharples has been Chairman of Lombard Street Research, an economic research firm. Since November 1996, Mr. Sharples has been the Chairman of Datastream International Ltd., a supplier of on-line historical financial and economic information to investment professionals. Since 1981, Mr. Sharples has been the Chairman of ICV Ltd, a financial information company. Both Datastream International Ltd. and ICV Ltd. are subsidiaries of Primark Corporation, a information services company. From 1987 to 1995, Mr. Sharples was Chairman of the Association of Futures Brokers & Dealers and the Securities and Futures Authority, front line regulatory organizations designated under the laws of Great Britain.

    Mr. Thorin has served as a director of the Company since June 1996. Since April 1996, Mr. Thorin has served as General Counsel of Fujitsu America Inc., a subsidiary of Fujitsu Limited and since June 1997 as its Vice President and General Counsel. From April 1990 to March 1996, Mr. Thorin held the position of Associate Corporate Counsel of Fujitsu America Inc.

BOARD COMPOSITION

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: the Class I term will expire at the annual meeting of stockholders to be held in 1999; the Class II term will expire at the annual meeting of stockholders to be held in 2000; and the Class III, term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors will be Messrs. Madison and Reese, the Class II directors will be Messrs. Choate, Sharples and Lansing, and the Class III directors will be Messrs. Ronning, Steiner and Thorin. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Restated Certificate of Incorporation provides that holders of two-thirds of the Common Stock must vote to approve the removal of a director without cause. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

    The Audit Committee consists of Messrs. Madison and Thorin. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by the Company's independent public accountants and reviews and evaluates the Company's control functions.

    The Compensation Committee consists of Messrs. Madison and Thorin. The Compensation Committee administers the issuance of stock under the Company's 1998 Stock Option Plan, makes recommendations regarding the Company's various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for employees and consultants of the Company.

DIRECTOR COMPENSATION

    Directors do not receive any cash compensation for their services as members of the Board of Directors, although they are reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. From time to time, certain non-employee directors of the Company have received grants of options to purchase shares of the Company's Common Stock. In June 1996, Mr. Thorin was granted an option to purchase 13,333 shares of the Company's Common Stock at an exercise price of $0.38 per share. In September 1996, Messrs. Madison and Reese were granted options to purchase 53,333 and 13,333 shares of the Company's Common Stock, respectively, each at an exercise price of $1.13 per share. In April 1998, Messrs. Madison, Reese and Thorin were granted options to purchase 1,867, 467 and 467 shares of the Company's Common Stock, respectively, each at an exercise price of $3.00 per share. In May 1998, Mr. Choate was granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. In November 1998, Mr. Lansing was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.50 per share. The Company may compensate non-employee directors in the future for their attendance at Board and Committee meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to April 1998, the Company did not have a Compensation Committee of the Board of Directors, and the entire Board participated in all compensation decisions, except that Mr. Ronning did not participate in decisions relating to his compensation. In April 1998, the Board formed the Company's Compensation Committee to review and recommend to the Board the compensation and benefits for the Company's executive officers and administer the Company's stock option plan. Certain of the Company's directors, or affiliated entities, have purchased securities of the Company. See "Certain Transactions" and "Principal Stockholders."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company during the fiscal year ended December 31, 1997 to the Company's Chief Executive Officer and all other executive officers receiving compensation in excess of $100,000 in fiscal 1997 (the "Named Executive Officers"):

                         SUMMARY COMPENSATION TABLE (1)

                                                                                                   LONG-TERM
                                                                                              COMPENSATION AWARDS
                                                                                              --------------------
                                                                                                   SECURITIES
                                                                        ANNUAL COMPENSATION        UNDERLYING
NAME AND PRINCIPAL POSITION                                                  SALARY($)             OPTIONS(#)
----------------------------------------------------------------------  --------------------  --------------------
Joel A. Ronning ......................................................       $  140,000                --
  Chief Executive Officer
Draper M. Jaffray ....................................................          120,000                80,267
  Vice President of Business Development

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock options granted by the Company during the fiscal year ended December 31, 1997 to each of the Named Executive Officers:


                                                                                               POTENTIAL
                                                                                            REALIZABLE VALUE
                                                                                               AT ASSUMED
                                             INDIVIDUAL GRANTS                              ANNUAL RATES OF
                       --------------------------------------------------------------         STOCK PRICE
                         NUMBER OF     PERCENTAGE OF                                        APPRECIATION FOR
                        SECURITIES     TOTAL OPTIONS                                             OPTION
                        UNDERLYING      GRANTED IN       EXERCISE                              TERM($)(4)
                          OPTIONS       FISCAL 1997        PRICE                       --------------------------
NAME                   GRANTED(#)(1)      (%)(2)         ($/SH)(3)    EXPIRATION DATE     5%($)         10%($)
---------------------  -------------  ---------------  -------------  ---------------  ------------  ------------
Joel A. Ronning......       --              --              --              --              --            --
Draper M. Jaffray....       80,000            16.1%      $    1.13          2/4/07     $  3,837,900  $  6,151,500
                               267              .1            1.69         6/26/07           12,659        20,381


------------------------

(1) The options become exercisable at a rate of 25% on the first anniversary of the vesting commencement date and 25% annually thereafter and expire ten years from the date of grant, or earlier upon termination of employment.

(2) Based on an aggregate of 496,817 shares subject to options granted to employees, directors of and consultants to the Company in the fiscal year ended December 31, 1997, including the Named Executive Officers.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.


(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated using the assumed public offering price of $30.125 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.


    RECENT OPTION GRANTS. Since December 31, 1997, the Company has granted options to purchase 433,333, 80,000 and 26,667 shares of Common Stock, each at an exercise price of $3.00 per share, to Messrs. Ronning, Strawman and Wical, respectively. In August 1998, the Company granted to Mr. Strom an option to purchase 150,000 shares of Common Stock at an exercise price of $8.50 per share. With the exception of the grant to Mr. Ronning, which becomes exercisable at a rate of 25% on the date of grant and 18.75% annually thereafter, all grants made to the above executive officers become exercisable at a rate of 25% on the first anniversary of the vesting commencement date and 25% annually thereafter. In July 1998, the Company granted options to purchase 550,000 shares of Common Stock to Mr. Steiner. See "--Employment Agreements."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND 1997 YEAR-END OPTION VALUES

    The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1997:


                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED OPTIONS   IN-THE- MONEY OPTIONS AT
                          SHARES                        AT DECEMBER 31, 1997          DECEMBER 31, 1997(1)
                        ACQUIRED ON      VALUE     ------------------------------  --------------------------
NAME                    EXERCISE(#)   REALIZED($)  EXERCISABLE(#) UNEXERCISABLE($) EXERCISABLE($) UNEXERCISABLE($)
---------------------  -------------  -----------  -------------  ---------------  -----------  -------------
Joel A. Ronning......       --            --           160,000          53,333      $4,760,000   $ 1,606,657
Draper M. Jaffray....       --            --            20,000          60,267        580,000      1,747,743


------------------------


(1) Value of unexercised in-the-money options are based on a value of $30.125 per share, the assumed public offering price minus the per share exercise price, multiplied by the number of shares underlying the option.


EMPLOYMENT AGREEMENTS

    In May 1998, the Company entered into an employment and non-competition agreement (the "Employment Agreement") with Joel A. Ronning, the Company's Chief Executive Officer. The term of the Employment Agreement is for a period of two years (the "Expiration Date") with automatic one-year renewals if not terminated prior to the Expiration Date (as extended in connection with any renewed term). Mr. Ronning's compensation pursuant to the Employment Agreement consists of a base salary of $225,000. In addition, in 1998, Mr. Ronning received a bonus consisting of 50% of his base salary upon the successful completion of the Company's initial public offering and may receive up to 50% of his base salary upon the Company achieving certain revenue milestones in 1998. Future annual bonuses will be determined at the discretion of the Board. In the event of Mr. Ronning's termination under certain circumstances, including termination upon a change in control of the Company, he will be entitled to termination payments equal to his base salary at the time of termination plus a weighted three year average of his annual bonus amount. In the event of a change of control, any unvested and unexercised stock options held by Mr. Ronning will immediately vest and become exercisable. Mr. Ronning has also agreed not to compete with the Company, for a period of twelve months following termination under certain circumstances, in countries or territories where the Company conducts business.

    In July 1998, the Company entered into an employment agreement with Perry Steiner, the Company's President. Mr. Steiner's compensation pursuant to his employment agreement consists of base salary of $200,000. In addition, Mr. Steiner will be paid a bonus equal to 50% of his base salary on December 31, 1998 unless he has voluntarily terminated or been terminated for cause on that date. Future annual bonuses will be determined at the discretion of the Board. Mr. Steiner also was granted options to purchase 550,000 shares of the Company's Common Stock at an exercise price equal to $8.50 per share. Options to purchase 137,500 shares of Common Stock vested on Mr. Steiner's first day of employment with the Company and options to purchase an additional 137,500 shares of Common Stock will vest on the third anniversary of Mr. Steiner's date of employment; provided that vesting of such options will accelerate if certain events occur related to Mr. Steiner's relocation. Of the remaining options, options to purchase 91,666 shares of Common stock will vest on the first anniversary of Mr. Steiner's hire date, options to purchase 91,667 shares of Common Stock will vest on the second anniversary of his hire date and options to purchase 91,667 shares of Common Stock will vest on the third anniversary of his hire date. In the event of a change of control, as defined in the employment agreement, any unvested stock options granted to Mr. Steiner in connection with his employment agreement (except, in the case of a change of control that occurs after April 1, 1999, for any options that have failed to vest by April 1, 1999 as a result of a failure to relocate as described above) will immediately vest and become exercisable. If Mr. Steiner is terminated involuntarily other than for cause, he will be entitled to receive upon execution of a one year noncompete agreement
(i) salary continuation payments, at his monthly base salary rate, for a period of twelve months after his date of termination, (ii) acceleration of vesting for the next increment of outstanding options that have not vested and (iii) a bonus for the year in which termination occurred. If Mr. Steiner terminates his employment voluntarily, the Company has the right to require Mr. Steiner to execute a noncompete agreement effective for a period of one year from the date of termination. If the Company exercises this option, Mr. Steiner will receive salary continuation payments, at his monthly base salary rate, for a period of six months after his date of termination, if termination occurs in his first year of employment, or for a period of twelve months after his date of termination, if termination occurs subsequent to the first anniversary of his hire date.

EMPLOYEE BENEFIT PLANS

    1998 STOCK OPTION PLAN. The Company's 1998 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors in June 1998 as an amendment and restatement of the Amended and Restated 1994 Stock Option Plan which had been adopted in December 1997. There is currently an aggregate of 2,333,333 shares of Common Stock authorized for issuance under the Option Plan.

    The Option Plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee-directors) of the Company and its affiliates. The Option Plan also provides for the grant of nonstatutory stock options to such employees as well as to directors and consultants of the Company and its affiliates.

    The Board (or a Committee appointed by the Board) administers the Option Plan and determines both the recipients of options and the type of options to be granted, including the exercise price, number of shares subject to the option and the exercisability thereof. The terms of options granted under the Option Plan generally may not exceed 10 years. While the Board determines the exercise price of options, the exercise price for an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date of the option grant. Options vest at the rate specified in the option agreement.

    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the Option Plan and all other option plans of the Company and its affiliates) may not exceed $100,000.

    When the Company becomes subject to Section 162(m) of the Code (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000), no employee may be granted options under the Option Plan covering more than 333,333 shares of Common Stock in any calendar year.

    If there is any sale of all or substantially all of the Company's assets, any merger, any reverse merger or any consolidation in which the Company is not the surviving corporation, any surviving entity may assume or substitute for all outstanding options under the Option Plan. If the surviving entity does not do so, the vesting and exercisability of options held by persons still serving the Company or an affiliate will be accelerated. However, if the Company and the other party to such transaction agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if such transaction in fact is so treated, then the accelerated vesting of options will not occur to the extent that the Company's independent public accountants and such other party's independent public accountants separately determine in good faith that such acceleration would preclude the use of "pooling of interests" accounting. In any event, all options will terminate if not exercised prior to such sale of assets, merger, reverse merger or consolidation.

    If there is an acquisition by certain persons, entities or groups of 50% or more of the Company's stock, then the exercisability and vesting of options held by persons still serving the Company or an affiliate also will be accelerated but the options will not automatically terminate if not exercised prior to such acquisition (unless such options otherwise expire by their terms).

    Generally, an optionee may not transfer an option other than by will or the laws of descent or distribution. An optionee whose service to the Company and its affiliates ceases for any reason (other than by death or permanent and total disability) may exercise an option, as to vested shares, in the three-month period following such cessation (unless such option expires sooner or later by its terms). An optionee may exercise an option, as to vested shares, for up to one year after the optionee's service to the Company and its affiliates ceases due to death or disability (unless such option expires sooner or later by its terms).

    Shares subject to options that have expired or otherwise terminated without having been exercised in full again become available for the grant of options under the Option Plan.

    As of September 30, 1998, 13,666 shares of Common Stock had been issued upon the exercise of options granted under the Option Plan, options to purchase 2,311,758 shares of Common Stock were outstanding and 613,791 shares remained available for future grant. The Option Plan will terminate in June 2008 unless sooner terminated by the Board.

    In addition, the Company has granted options outside of the Option Plan to purchase 605,882 shares of Common Stock and as of September 30, 1998, all of these shares were outstanding.

    401(K) PLAN. In 1997, the Company established a defined contribution retirement plan (the "401(k) Plan") covering all employees of the Company meeting minimum age and service requirements. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service Regulations and to have that amount contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants in the 401(k) Plan. The Company currently provides a matching contribution of 50% of an employee's contribution on an annual basis. Company matching contributions vest 100% upon completion of two years of service by the employee. The 401(k) Plan is intended to qualify under Section 401(k) of the Code so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and that contributions by the Company will be deductible by the Company when made. The trustee of the 401(k) Plan invests the assets of the 401(k) Plan at the direction of each participant based on certain investment options.

INDEMNIFICATION AND LIMITATION OF DIRECTOR AND OFFICER LIABILITY

    The Company's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for
(i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

    TRANSACTIONS WITH TECH SQUARED, INC.

    Joel A. Ronning is currently the Chairman of the Board of Directors of Tech Squared, Inc. ("Tech Squared") and owns approximately 49% of Tech Squared's outstanding Common Stock as of September 30, 1998. In December 1995, Mr. Ronning issued an option to MacUSA, Inc., a wholly owned subsidiary of Tech Squared, to purchase 3,200,000 shares of the Company's Common Stock held by him for $1.00. The option is not transferable and is exercisable at any time through December 31, 2000. During the term of the option, Mr. Ronning has agreed to vote the 3,200,000 shares as directed by the Board of Directors of MacUSA, Inc. In addition, MacUSA, Inc. has agreed to reimburse Mr. Ronning for any tax liability that he may incur in connection with the transfer of the option or the shares of Digital River stock issuable upon exercise thereunder. If MacUSA, Inc. exercises its option to purchase Mr. Ronning's interest in Digital River, it will own approximately 16.23% of the outstanding capital stock of the Company after the completion of this offering. In addition, some of Mr. Ronning's time is spent fulfilling his duties as Chairman of the Board of Directors of Tech Squared.

    Mr. Reese, a director of the Company, is also President and Chief Operating Officer of Tech Squared.

    In fiscal 1997 and the nine months ended September 30, 1998, Tech Squared provided office and warehouse space and certain administrative, financial and software product fulfillment services for the Company. Charges for these services totalled approximately $168,000 and $306,000 for fiscal 1997 and the nine months ended September 30, 1998, respectively.

    TRANSACTIONS WITH FUJITSU LIMITED

    Fujitsu Limited ("Fujitsu"), which owns 13.1% of the outstanding capital stock of the Company as of September 30, 1998, purchased 2,133,333 shares of Common Stock for $800,000 pursuant to a Stock Purchase Agreement between the Company and Fujitsu, dated August 1994 (the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement and related agreements, Fujitsu obtained certain rights and guarantees including, but not limited to the following: a security interest in the Company's Common Stock held by Mr. Ronning; covenants requiring Fujitsu's approval for certain major business transactions and decisions; registration rights; right of first refusal on future equity offerings of the Company; right to designate two members of the Company's Board of Directors; a right of first refusal or an option to purchase the Company's technology in the event of a bonafide third party offer or change in control, respectively; and a perpetual, exclusive and royalty-free license to use, develop, market and distribute certain encryption technologies, unrelated to the current encryption technologies utilized by the Company relating to ESD, in the Asia-Pacific region. Prior to the Modification Agreement (as defined below), the covenants requiring Fujitsu's approvals for certain major business transactions and decisions were to terminate in August 2001 and substantially all other rights, with the exception of the registration rights and technology license, were to terminate following an initial public offering or change in control.

    In December 1997, Fujitsu and the Company entered into the Fujitsu Modification Agreement (the "Modification Agreement") pursuant to which, in exchange for receiving 60,000 shares of Common Stock, Fujitsu agreed to relinquish its rights under the Stock Purchase Agreement (the "Prior Rights") except for the right to (i) designate, provided that Fujitsu's ownership percentage in the Company is not less than 10% and the Company has not initiated a public offering, one member to the Company's Board of Directors, (ii) retain its prior registration rights and (iii) retain a perpetual, exclusive and royalty-free license to use, develop, market and distribute certain encryption technologies, unrelated to the current encryption technologies utilized by the Company relating to ESD, in the Asia-Pacific region. In addition, pursuant to the terms of the Modification Agreement, the Company and Mr. Ronning agreed to execute and deliver a non-competition agreement. See "Management--Employment Agreements."

    Mr. Thorin, a director of the Company, is also Vice President and General Counsel of Fujitsu America, Inc., a subsidiary of Fujitsu.

    TRANSACTIONS WITH CHRISTOPHER J. SHARPLES

    Christopher J. Sharples, a director and stockholder of the Company, has purchased, in the aggregate, 1,234,666 shares of Common Stock for an aggregate purchase price of $3,704,000 or $3.00 per share. In addition, in February 1998, Mr. Sharples and another stockholder (the "Sharples Team") entered into a preliminary agreement with the Company (the "International Agreement") whereby the Sharples Team will help establish and oversee the international operations of the Company, to be based in the United Kingdom, for a term of three years. As consideration for their services, Mr. Sharples and the other stockholder each received a warrant issuable for 100,000 shares of Common Stock, at a purchase price of $3.00 per share. The International Agreement also requires the Company to designate Mr. Sharples as a member of the Company's Board of Directors.

    TRANSACTIONS WITH WASSERSTEIN ADELSON VENTURES, L.P.

    In April 1998, Wasserstein Adelson Ventures, L.P. ("Wasserstein") purchased 1,500,000 shares of Series A Preferred Stock from the Company at a purchase price of $2.00 per share (which converted into 1,000,000 shares of Common Stock upon consummation of the Company's initial public offering). In connection with the purchase of the Series A Preferred Stock, the Company issued to Wasserstein a warrant to purchase 50,000 shares of Common Stock at $3.00 per share. The Warrant can be exercised immediately and expires in April 2003.

    In connection with certain advisory services provided by Wasserstein to the Company, the Company issued to Wasserstein a conditional warrant (the "Conditional Warrant") that became exercisable as of the date of the Company's initial public offering and expires on the fifth anniversary of the initial public offering. The Conditional Warrant represents the right to purchase 100,000 shares of Common Stock at $3.00 per share.

    Each of the above warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances including stock dividends, stock splits, reorganizations, reclassifications and consolidations. Wasserstein is also entitled to certain rights with respect to the registration of such shares underlying the warrants under the Securities Act.

    From January 1997 to July 1998, Mr. Steiner, the President and a director of the Company, served as Vice President of Wasserstein Perella & Co., Inc. and Wasserstein Perella Ventures, Inc., the general partner of Wasserstein.

    TRANSACTION WITH JASC, INC.

    In August 1998 Joel A. Ronning joined the Board of Directors of JASC, Inc., a privately-held software development company that was responsible for approximately 11% of the Company's sales for the nine months ended September 30, 1998.

    OTHER TRANSACTIONS

    Listed below are the directors, executive officers and five percent stockholders who have acquired or have the right to acquire shares of the Company's Common Stock or Series A Preferred Stock:

                                                                 SHARES OF
                                                    SHARES OF     SERIES A
                                                      COMMON     PREFERRED      AGGREGATE
                                                      STOCK        STOCK     CONSIDERATION($)
                                                   ------------  ----------  ---------------
Tech Squared, Inc. (1)...........................     3,200,000                          1
Fujitsu Limited (2)..............................     2,193,333                    800,000
Wasserstein Adelson Ventures, L.P. (3)...........       150,000   1,500,000      3,001,250
Joel A. Ronning (1) (4)..........................     3,270,175                    200,000
Robert E. Strawman...............................         2,666                      7,600
Kelly J. Wical...................................         3,508                     10,000
Draper M. Jaffray................................         1,666                      4,750
Gregory R.L. Smith...............................         2,733                      7,403
Randy J. Womack..................................        18,771                     53,498
Thomas F. Madison................................        33,333                     95,000
Christopher J. Sharples (5)......................     1,334,666                  3,704,000

------------------------

(1) Includes 3,200,000 shares of Common Stock which MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, has the right to acquire, at a purchase price of $1.00, from Mr. Ronning pursuant to the terms of a stock option agreement entered into between Mr. Ronning and MacUSA, Inc. in December 1995.

(2) Includes 60,000 shares of Common Stock received as part of the Modification Agreement as consideration to Fujitsu Limited for relinquishing the Prior Rights.

(3) Includes 50,000 shares of Common Stock issuable, at a purchase price of $3.00 per share, pursuant to a warrant purchased for $750 and 100,000 shares of Common Stock issuable, at a purchase price of $3.00 per share, pursuant to a conditional warrant purchased for $500. The shares of Series A Preferred Stock converted into 1,000,000 shares of Common Stock upon consummation of the Company's initial public offering. See "Principal Stockholders."

(4) The Company issued 3,200,000 shares of Common Stock to Mr. Ronning in August 1994 as consideration for rights to certain technology contributed to the Company by Mr. Ronning.

(5) Includes 541,666, 166,666 and 526,333 shares of Common Stock registered in the name of Latour Trustees (Jersey) Limited, Latour Trustees (Jersey) Limited and Mark Henry Murray as Trustees of the Murray 1987 Settlement and Wilbro Nominees Limited, respectively. Of the 541,666 shares of Common Stock registered in the name of Latour Trustees (Jersey) Limited, 41,666 of such shares are held by Mr. Sharples' wife. Of the 526,333 shares of Common Stock registered in the name of Wilbro Nominees Limited, 5,000 of such shares are held by Mr. Sharples' children. Also, includes 100,000 shares of Common Stock issuable, at a purchase price of $3.00 per share, pursuant to a warrant issued to Mr. Sharples as consideration for entering into the International Agreement.

    Certain holders of Common Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights."

    The Company entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the fullest extent permitted by law. The Company also intends to execute such agreements with its future directors and executive officers.

    The Company believes that the foregoing transactions were in its best interest and were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of November 20, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by
(i) each of the Company's Named Executive Officers, (ii) each of the Company's directors, (iii) each stockholder who is known by the Company to own beneficially more than 5% of the Company's Common Stock (iv) each stockholder of the Company who is selling shares of Common Stock in this offering ("Selling Stockholder") and (v) all current directors and executive officers as a group.


                                                              SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                              OWNED PRIOR TO THE       NUMBER         OWNED AFTER THE
                                                                 OFFERING (1)         OF SHARES        OFFERING (1)
                                                            -----------------------     BEING     -----------------------
BENEFICIAL OWNER                                              NUMBER      PERCENT      OFFERED      NUMBER      PERCENT
----------------------------------------------------------  ----------  -----------  -----------  ----------  -----------
Joel A. Ronning (2) (3) ..................................   3,591,841       21.05%      70,000    3,321,841       18.57%
  c/o Digital River, Inc.
  9625 West 76th Street
  Eden Prairie, Minnesota 55344
Tech Squared, Inc. (3) ...................................   3,200,000       19.12      200,000    3,000,000       16.03
  5198 West 76th Street, Suite 220
  Edina, Minnesota 55439
Fujitsu Limited ..........................................   2,193,333       13.10       --        2,193,333       11.72
  1-1 Kamikodanaka 4-Chome
  Nakahara-Ku
  Kawasaki 211 Japan
Christopher J. Sharples (4) ..............................   1,334,666        7.93      125,000    1,209,666        6.43
  GNI Ltd.
  25 Dowgate Hill
  London EC4R 2GN
  United Kingdom
Wasserstein Adelson Ventures, L.P. (5) ...................   1,150,000        6.81      100,000    1,050,000        5.57
  31 West 52nd Street
  New York New York 10019

Draper M. Jaffray (6) ....................................      41,732           *        8,000       33,732           *

Timothy C. Choate (7) ....................................       6,090           *       --            6,090           *

William Lansing (7) ......................................      10,000           *       --           10,000           *

Thomas F. Madison (8) ....................................      93,532           *       --           93,532           *

Charles E. Reese, Jr. (9) ................................      13,800           *        1,380       12,420           *

Perry W. Steiner (10) ....................................     275,000        1.62       20,000      255,000        1.34

J. Paul Thorin (11) ......................................      17,800           *       --           17,800           *

All directors and executive officers as a group (14
  persons) (12) ..........................................   5,457,906       30.96      245,380    5,212,526       26.76

Other Selling Stockholders (13) ..........................   3,146,207       19.49      704,620    2,585,651       14.24

------------------------

  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of November 20, 1998. Percentage of beneficial ownership is based on 16,739,254 shares of Common Stock outstanding as of November 20, 1998 and 18,713,300 shares of Common Stock outstanding after the completion of this offering.


 (2) Includes 321,666 shares Mr. Ronning has the right to acquire pursuant to options exercisable within 60 days of November 20, 1998, 70,000 of which will be exercised and sold in connection with the offering.

 (3) Includes 3,200,000 shares MacUSA, Inc., a wholly-owned subsidiary of Tech Squared, has the right to acquire from Mr. Ronning pursuant to a stock option agreement entered into between Mr. Ronning and MacUSA, Inc. in December 1995, 200,000 of which will be exercised and sold in connection with the offering. During the term of the option, Mr. Ronning has agreed to vote such 3,200,000 shares at the discretion of MacUSA, Inc.

 (4) Includes 541,666, 166,666 and 526,333 shares registered in the name of Latour Trustees (Jersey) Limited, Latour Trustees (Jersey) Limited and Mark Henry Murray as Trustees of the Murray 1987 Settlement and Wilbro Nominees Limited, respectively. Of the 541,666 shares of Common Stock registered in the name of Latour Trustees (Jersey) Limited, 41,666 of such shares are held by Mr. Sharples' wife. Of the 526,333 shares of Common Stock registered in the name of Wilbro Nominees Limited, 5,000 of such shares are held by Mr. Sharples' children. Also includes 100,000 shares Mr. Sharples has the right to acquire pursuant to a warrant exercisable within 60 days of November 20, 1998.

 (5) Includes 50,000 shares Wasserstein Adelson Ventures, L.P. has the right to acquire pursuant to a warrant exercisable within 60 days and 100,000 shares issuable to Wasserstein Adelson Ventures, L.P. pursuant to a warrant which became exercisable upon the completion of the Company's initial public offering.

 (6) Includes 40,066 shares issuable upon exercise of options exercisable within 60 days of November 20, 1998, 8,000 of which will be exercised and sold in connection with the offering.

 (7) Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of November 20, 1998.

 (8) Includes 55,200 shares issuable upon exercise of options exercisable within 60 days of November 20, 1998.

 (9) Includes 13,800 shares issuable upon exercise of options exercisable within 60 days of November 20, 1998.

 (10) Includes 137,500 shares issuable upon exercise of options exercisable within 60 days of November 20, 1998, 20,000 of which will be exercised and sold in connection with the offering, and 137,500 shares issuable to Mr. Steiner pursuant to an option which is exercisable upon the earlier of (i) the occurrence of certain events related to Mr. Steiner's relocation or
      (ii) on the third anniversary of his first day of employment. Subsequent to accepting employment with the Company in July 1998, Mr. Steiner submitted his resignation to Wasserstein Perella & Co., Inc. and Wasserstein Perella Ventures, Inc., the general partner of Wasserstein Adelson Ventures, L.P. Mr. Steiner disclaims beneficial ownership of the shares held by Wasserstein Adelson Ventures, L.P. except to the extent of his pecuniary interest therein.

 (11) Includes 13,800 shares issuable upon exercise of options exercisable within 60 days of November 20, 1998.


 (12) Includes the following executive officers and the shares to be sold by such executive officers in the offering: Gregory R. L. Smith (7,000) and Kelly Wical (14,000). Also includes 787,198 shares issuable upon exercise of options exercisable within 60 days of November 20, 1998, of which an aggregate of 120,380 will be exercised and sold in connection with the offering, and 100,000 shares subject to exercisable warrants.



 (13) Includes the following stockholders and the shares to be sold by such stockholders in the offering: Avid Investments Limited (9,000), Ryan Leslie Cornelius (18,000), Kevin Dammen (3,000), William DeBroe nominee (13,467), Richard Fossett (5,859), Todd Frostad (4,000), Gabelli Securities, Inc. (8,333), Gallic Shipping Limited (15,000), Genesis Capital Fund, L.P. (75,000), James R. Gibson-Fleming (3,333), Charles Anthony Good (20,000), Paul Graf (11,666), Charles House (1,000), Mark Hubbard (80,000), Perronelle Hudleston (2,333), Insight Holdings Ltd. (9,000), William B. Knowles (15,000), Latour Trustees (Jersey) Ltd. (6,666), Latour Trust Company Ltd. (60,000), Leboc Trust (35,000), MSS Nominees Limited (32,999), Simon C. Murphy in trust for Anna Murphy (1,276), Simon C. Murphy in trust for Christopher Murphy (1,281), Simon C. Murphy in trust for David Murphy (1,276), Ronald Nazely (10,614), Novelty Investments Limited (9,000), Ronald Henry Ronning (14,034), John Rundall (4,733), Firdaus Ruttonsha (15,000), Sean Ryan (4,000), Sebastian Sainsbury (13,000), Susannah Seely (1,000), Walter H. Sullivan, III (50,000), Anita Taylor (41,250), VMR High Octane Fund (48,000), Allison & Ian Wright (4,500), Zaphiriou Zarifi Overseas Equities, Inc. (35,000) and Zeta Holding Limited (22,000). Of the shares beneficially owned prior to the offering, 144,064 are issuable upon exercise of options and warrants exercisable within 60 days of November 20, 1998, 103,666 of which will be exercised and sold in connection with the offering.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 45,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

COMMON STOCK

    As of September 30, 1998, there were 16,734,047 shares of Common Stock outstanding held of record by 132 stockholders.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon the completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    Pursuant to the Restated Certificate, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock, $0.01 par value, in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights and the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. There are no shares of Preferred Stock outstanding and the Company has no current plans to issue any of the Preferred Stock.

WARRANTS

    As of September 30, 1998, the Company had outstanding warrants to purchase an aggregate of 803,008 shares of the Company's Common Stock at exercise prices ranging from $1.13 to $3.00 per share. The warrants expire at various times ranging from December 2001 to May 2003. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price. All warrants are currently exercisable.

REGISTRATION RIGHTS


    Pursuant to agreements between the Company and the holders (or their permitted transferees) ("Holders") of approximately 7,065,256 shares of Common Stock and warrants to purchase 376,084 shares of Common Stock, the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register its Common Stock under the Securities Act, subject to certain exceptions, the Holders are entitled to notice of the registration and are entitled at the Company's expense to include such shares therein, provided that the managing underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company, at its expense, on no more than one occasion, to file a registration statement under the Securities Act with respect to their shares of Common Stock. Such rights may not be exercised until February 9, 1999. Further, Holders may require the Company, once every 12 months and at the Company's expense, to register the shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    The Company's Restated Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Company. The Company's Restated Certificate of Incorporation also provides for the classification of the Board of Directors into three classes, only one of which will be elected at each annual meeting, and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions, which require the vote of stockholders holding at least two-thirds of the outstanding shares to amend, may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Management--Board Composition."

TRANSFER AGENT AND REGISTRAR

    Norwest Bank Minnesota, N.A. is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of this offering, the Company will have outstanding 18,713,300 shares of Common Stock, based on the number of shares of Common Stock outstanding as of November 20, 1998, assuming (i) the issuance by the Company of an aggregate of 1,750,000 shares of Common Stock, (ii) the exercise of 224,046 options, warrants or other obligations in connection with this offering and
(iii) no exercise of the Underwriters' over-allotment option to purchase 450,000 shares of Common Stock, except as otherwise noted. The 3,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act. Of the shares outstanding upon completion of the offering, 12,260,106 shares of Common Stock held by existing stockholders are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144, 144(k) or 701 or Regulation S as promulgated under the Securities Act. Holders, including all officers and directors, of 3,961,306 shares of the Company's Common Stock and an additional 462,510 shares issuable upon exercise of warrants and vested options have agreed with the representatives of the Underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company), or to enter into any swap or similar arrangement that transfers, in whole or in part, the economic risks of ownership of the Common Stock, without the prior written consent of BT Alex. Brown Incorporated for a period of 180 days after the date of the Company's initial public offering on August 11, 1998, and holders of 7,772,072 shares of the Company's Common Stock and an additional 699,785 shares issuable upon exercise of warrants and vested options have agreed to the same sale restrictions for a period of 90 days after the date of this Prospectus (the "Lock-Up Agreements"). As a result of such contractual restrictions and the provisions of Rule 144 or Regulation S, additional shares will be available for sale in the public market, subject to presentation of evidence satisfactory to the Company, including an opinion of counsel acceptable to the Company, that such sales may be made without registration pursuant to the Securities Act as follows: (i) 425,543 shares of Common Stock currently outstanding will be available for sale into the public market following the effectiveness of this Registration Statement; (ii) 2,293,438 shares of Common Stock currently outstanding and 46,469 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale on February 9, 1999;
(iii) 7,855,883 shares of Common Stock currently outstanding and 519,917 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale 91 days after the date of this Prospectus; and (iv) the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods.



    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, any holder, including an affiliate of the Company, of restricted securities as to which at least one year has elapsed since the later of the date of the holder's acquisition of such shares from the Company or from an affiliate, would be entitled within any three-month period to sell a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 187,133 shares immediately after the closing of this offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns restricted securities is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the

Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description of that rule.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of the Company's initial public offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before the initial public offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be restricted securities and, beginning 90 days after the date of the Company's initial public offering (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

    The Company has filed a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the 1998 Stock Option Plan and also shares of Common Stock issuable upon exercise of options granted outside the 1998 Stock Option Plan. See "Management-- Employee Benefit Plans." Accordingly, shares registered under such registration statement are, subject to limitations applicable to affiliates of the Company, available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or other contractual lock-up restrictions. As of November 20, 1998, an aggregate of 5,668 shares of Common Stock had been issued upon exercise of options under the Company's option plans subsequent to the Company's initial public offering, and options to purchase additional shares of Common Stock were issued and outstanding. See "Management-- Employee Benefit Plans."

    There can be no assurance that an active public market for the Common Stock will continue after this offering or that the market price of the Common Stock will not decline below the public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), through their representatives BT Alex. Brown Incorporated, BancBoston Robertson Stephens Inc. and Bear, Stearns & Co. Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus.


                                                                                   NUMBER OF
          UNDERWRITER                                                                SHARES
                                                                                   ----------
BT Alex. Brown Incorporated......................................................
BancBoston Robertson Stephens Inc................................................
Bear, Stearns & Co. Inc..........................................................
                                                                                   ----------
  Total..........................................................................   3,000,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

    Digital River and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow, and such dealers may
re-allow, a concession not in excess of $    per share to certain other dealers.
After the public offering, the offering price and other selling terms may be changed by the Representatives.

    The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it in the above table bears to 3,000,000, and the Company will be obligated, pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,000,000 shares are being offered.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.


    Each of the officers and directors and certain stockholders of the Company, holding in the aggregate 7,772,072 shares of Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of) any Common Stock for a period of 90 days after the date of the Company's public offering, without the prior written consent of BT Alex. Brown Incorporated. Such consent may be given at any time without public notice. The Company has entered into a similar agreement, except that it may issue, and grant options or warrants to purchase, shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, pursuant to the exercise of outstanding options and warrants and the Company's issuance of options and stock granted under the existing stock and stock purchase plans.


    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    The Representatives have advised the Company that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions and the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    In connection with this offering, certain Underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of the offering before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Francisco and Palo Alto, California. Certain legal matters related to the offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, a member of Cooley Godward LLP beneficially owns 1,500 shares of the Company's Common Stock.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three year period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                              DIGITAL RIVER, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2

Consolidated Balance Sheets as of December 31, 1996, 1997 and September
  30, 1998 (unaudited)....................................................  F-3

Consolidated Statements of Operations for the years ended December 31,
  1995, 1996, 1997 and for the nine months ended September 30, 1997 and
  1998 (unaudited)........................................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995, 1996, 1997 and for the nine months ended
  September 30, 1998 (unaudited)..........................................  F-5

Consolidated Statements of Cash Flows for the years ended December 31,
  1995, 1996, 1997 and for the nine months ended September 30, 1997 and
  1998 (unaudited)........................................................  F-6

Notes to Consolidated Financial Statements................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Digital River, Inc.:

    We have audited the accompanying consolidated balance sheets of Digital River, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital River, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
  March 6, 1998 (except with respect to
  the reverse stock split described
  in Note 3, as to which the date is July 14, 1998)

                              DIGITAL RIVER, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               DECEMBER 31,
                                                              --------------  SEPTEMBER 30,
                                                               1996    1997       1998
                                                              ------  ------  -------------
                                                                               (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $  800  $2,126     $19,411
  Short-term investments....................................    --      --         8,840
  Accounts receivable, net allowance of $0, $20 and $45.....       4      94       1,008
  Prepaid expenses and other................................       5     100         464
                                                              ------  ------  -------------
    Total current assets....................................     809   2,320      29,723
                                                              ------  ------  -------------

Property and equipment:
  Property and equipment....................................     115   1,035       3,543
  Accumulated depreciation..................................      (8)   (132)       (409)
                                                              ------  ------  -------------
    Net property and equipment..............................     107     903       3,134
Other assets................................................     286     182         104
                                                              ------  ------  -------------
    Total assets............................................  $1,202  $3,405     $32,961
                                                              ------  ------  -------------
                                                              ------  ------  -------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Convertible debentures....................................  $  998  $ --       $--
  Accounts payable..........................................     112     720       2,655
  Accrued payroll...........................................      30     197         622
  Due to related party......................................      67      46          22
  Other accrued liabilities.................................      53     113         317
                                                              ------  ------  -------------
    Total current liabilities...............................   1,260   1,076       3,616
                                                              ------  ------  -------------

Commitments and contingencies (Note 6)

Stockholders' equity (deficit):
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized; no shares issued and outstanding............    --      --        --
  Common stock, $.01 par value; 45,000,000 shares
    authorized; 5,333,333, 9,241,881 and 16,734,047 shares
    issued and outstanding..................................      53      92         167
  Additional paid-in capital................................     729   6,562      44,415
  Deferred compensation.....................................    --      --        (1,620)
  Accumulated deficit.......................................    (840) (4,325)    (13,617)
                                                              ------  ------  -------------
    Total stockholders' equity (deficit)....................     (58)  2,329      29,345
                                                              ------  ------  -------------
      Total liabilities and stockholders' equity
        (deficit)...........................................  $1,202  $3,405     $32,961
                                                              ------  ------  -------------
                                                              ------  ------  -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                              DIGITAL RIVER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                FOR THE YEAR ENDED DECEMBER 31,    FOR THE NINE MONTHS
                                                                                   ENDED SEPTEMBER 30,
                                                -------------------------------  ------------------------
                                                  1995       1996       1997        1997         1998
                                                ---------  ---------  ---------  -----------  -----------
                                                                                 (UNAUDITED)  (UNAUDITED)
Sales.........................................  $  --      $     111  $   2,472   $   1,144    $  11,504

Cost of sales.................................     --             95      2,052         940        9,610
                                                ---------  ---------  ---------  -----------  -----------
  Gross profit................................     --             16        420         204        1,894
                                                ---------  ---------  ---------  -----------  -----------

Operating expenses:
  Sales and marketing.........................          3         68      1,501         875        6,538
  Product development and operations..........        130        230      1,528         945        2,903
  General and administrative..................         32        415        929         527        2,164
                                                ---------  ---------  ---------  -----------  -----------
    Total operating expenses..................        165        713      3,958       2,347       11,605
                                                ---------  ---------  ---------  -----------  -----------
Loss from operations..........................       (165)      (697)    (3,538)     (2,143)      (9,711)

    Interest income, net......................         22          8         53          45          419
                                                ---------  ---------  ---------  -----------  -----------
Net loss......................................  $    (143) $    (689) $  (3,485)  $  (2,098)   $  (9,292)
                                                ---------  ---------  ---------  -----------  -----------
                                                ---------  ---------  ---------  -----------  -----------

Basic and diluted net loss per share..........  $   (0.03) $   (0.13) $   (0.46)  $   (0.30)   $   (0.74)
                                                ---------  ---------  ---------  -----------  -----------
                                                ---------  ---------  ---------  -----------  -----------

Basic and diluted weighted average common
  shares outstanding..........................      5,333      5,333      7,514       7,098       12,484
                                                ---------  ---------  ---------  -----------  -----------
                                                ---------  ---------  ---------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                              DIGITAL RIVER, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                                                                          TOTAL
                                      PREFERRED STOCK        COMMON STOCK                                             STOCKHOLDERS'
                                     -----------------   --------------------   PAID-IN    DEFERRED     ACCUMULATED      EQUITY
                                      SHARES    AMOUNT     SHARES      AMOUNT   CAPITAL  COMPENSATION     DEFICIT       (DEFICIT)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------
Balance, December 31, 1994.........     --       $--        5,333       $ 53    $   725    $--            $    (8)       $   770
  Net loss.........................     --       --         --          --        --        --               (143)          (143)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, December 31, 1995.........     --       --         5,333         53        725     --               (151)           627
  Issuance of warrant in exchange
    for financing services.........     --       --         --          --            4     --             --                  4
  Net loss.........................     --       --         --          --        --        --               (689)          (689)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, December 31, 1996.........     --       --         5,333         53        729     --               (840)           (58)
  Convertible debentures exchanged
    for common stock...............     --       --         1,018         10        987     --             --                997
  Sales of common stock............     --       --         2,831         28      4,746     --             --              4,774
  Common stock issued in Fujitsu
    agreement......................     --       --            60          1        100     --             --                101
  Net loss.........................     --       --         --          --        --        --             (3,485)        (3,485)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, December 31, 1997.........     --       --         9,242         92      6,562     --             (4,325)         2,329
  Sales of common stock
    (unaudited)....................     --       --         6,492         65     32,459     --             --             32,524
  Sales of preferred stock
    (unaudited)....................     1,500      15       --          --        2,810     --             --              2,825
  Conversion of preferred stock to
    common stock (unaudited).......    (1,500 )   (15)      1,000         10          5     --             --             --
  Deferred compensation related to
    stock options and warrants
    (unaudited)....................     --       --         --          --        2,579     (2,579)        --             --
  Deferred compensation expense
    (unaudited)....................     --       --         --          --        --           959         --                959
  Net loss (unaudited).............     --       --         --          --        --        --             (9,292)        (9,292)
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

Balance, September 30, 1998
  (unaudited)......................     --       $--       16,734       $167    $44,415    $(1,620)       $(13,617)      $29,345
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------
                                     ---------  ------   -----------   ------   -------  ------------   -----------   -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              DIGITAL RIVER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                        FOR THE YEAR ENDED DECEMBER 31,    FOR THE NINE MONTHS
                                                                                           ENDED SEPTEMBER 30,
                                                        -------------------------------  ------------------------
                                                          1995       1996       1997        1997         1998
                                                        ---------  ---------  ---------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Operating activities:
  Net loss............................................  $    (143) $    (689) $  (3,485)  $  (2,098)   $  (9,292)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization.....................          5         35        195         112          439
    Deferred compensation expense.....................     --         --         --          --              959
    Common stock granted to Fujitsu...................     --         --            101      --           --
    Change in operating assets and liabilities;
      Accounts receivable and prepaid expenses........          1         (9)      (184)       (128)      (1,278)
      Accounts payable................................         (9)       108        607         380        1,935
      Accrued payroll and other accrued liabilities...          4         79        227         103          629
      Due to related party............................     --             67        (21)         (4)         (24)
                                                        ---------  ---------  ---------  -----------  -----------
        Net cash used in operating activities.........       (142)      (409)    (2,560)     (1,635)      (6,632)
                                                        ---------  ---------  ---------  -----------  -----------

Investing activities:
  Purchases of short-term investments.................     --         --         --          --          (10,840)
  Proceeds from sales of short-term investments.......     --         --         --          --            2,000
  Purchases of equipment..............................         (9)      (105)      (920)       (783)      (2,548)
  Patent acquisition costs............................        (41)       (28)       (64)        (60)         (44)
                                                        ---------  ---------  ---------  -----------  -----------
        Net cash used in investing activities.........        (50)      (133)      (984)       (843)     (11,432)
                                                        ---------  ---------  ---------  -----------  -----------

Financing activities:
  Sales of preferred and common stock.................     --         --          4,774       3,300       35,393
  Proceeds from convertible debentures................     --            998        147         147       --
  Payment of debt issuance costs and other............     --           (143)       (51)     --              (44)
                                                        ---------  ---------  ---------  -----------  -----------
        Net cash provided by financing activities.....     --            855      4,870       3,447       35,349
                                                        ---------  ---------  ---------  -----------  -----------

Net increase (decrease) in cash and cash
  equivalents.........................................       (192)       313      1,326         969       17,285

Cash and cash equivalents,
  beginning of period.................................        679        487        800         800        2,126
                                                        ---------  ---------  ---------  -----------  -----------

Cash and cash equivalents, end of period..............  $     487  $     800  $   2,126   $   1,769    $  19,411
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

Noncash investing and financing activities:
  Convertible debentures exchanged for common stock,
    net of direct costs...............................  $  --      $  --      $     998   $     998    $  --
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------
  Preferred stock converted to common stock...........  $  --      $  --      $  --       $  --        $   2,825
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Digital River, Inc., a Delaware corporation, and its wholly owned subsidiaries (collectively, the Company) have developed a technology platform that allows it to provide a suite of electronic commerce services to its software publisher and online retailer clients, including electronic software delivery. Through contractual relationships with software publishers and online retailers, the Company offers software products for sale via the Internet.

    The Company was incorporated in February 1994, and was considered a development stage company through August 1996. The Company conducted its first online sale through a clients' Web store in August 1996 and is still in the early stages of development. The Company has experienced significant losses since inception and has experienced significant negative cash flows from operations. The Company anticipates that operating expenses will continue to increase, resulting in continuing net losses and negative cash flows from operations for the foreseeable future.

    The Company's prospects must be considered in light of the risks frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. To address these risks, the Company must, among other things, maintain existing and develop new relationships with independent software publishers and online retailers, maintain and increase its client base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Digital River, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

    INTERIM FINANCIAL STATEMENTS

    The consolidated balance sheet as of September 30, 1998 and the related consolidated statements of operations and cash flows for the nine months ended September 30, 1997 and 1998, and the consolidated statement of stockholders' equity (deficit) for the nine months ended September 30, 1998 are unaudited. Such unaudited statements have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management include all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire 1998 fiscal year.

    CASH AND CASH EQUIVALENTS

    The Company considers all short-term, highly liquid investments, primarily high grade commercial paper and money market accounts, that are readily convertible into known amounts of cash and that have original maturities of three months or less to be cash equivalents.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
    SHORT-TERM INVESTMENTS

    At September 30, 1998, short-term investments represent U.S. government treasury bills and high grade commercial paper maturing in less than one year and classified as available-for-sale. At September 30, 1998, amortized cost approximated fair value and unrealized gains and losses were insignificant.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and is being depreciated under the straight-line method using lives of three to seven years. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Impairment losses are measured by comparing the fair value of the assets, as determined by discounting the future cash flows at a market rate of interest, to their carrying amount.

    PATENTS AND ORGANIZATION COSTS

    The costs of developing patents are amortized over a three-year period utilizing the straight-line method of amortization once the patent application is filed. Organization costs are being amortized using the straight-line method over five years. Patents and organizational costs are included in other assets on the accompanying consolidated balance sheets, net of accumulated amortization of $33,000, $104,000 and $162,000 as of December 31, 1996, 1997 and September
30, 1998.

    DEBT ISSUANCE COSTS

    Debt issuance costs represent direct financing costs incurred in 1996 to issue convertible debentures. These costs totalling $147,413 are included in other assets as of December 31, 1996 and were offset against paid-in capital upon the conversion of the convertible debentures to common stock in 1997.

    REVENUE RECOGNITION

    The Company derives its revenue primarily from sales of third-party software. The Company has contractual relationships with its software publisher and online retailer clients which obligate the Company to pay to the client a specified percentage of each sale. Revenues from the sale of software products, net of estimated returns, are recognized upon either the electronic delivery or shipment of the physical product to the end-user. The amount payable to the software publisher or online retailer is reported as cost of sales. The Company bears full credit risk with respect to substantially all sales. For sales on consignment, the Company takes title to merchandise, charges the customer's credit card and arranges for a third party to complete delivery to the customer. The Company is at risk of loss for collecting all sales proceeds, delivery of the merchandise and returns from customers. The Company records the full sales amount as revenue upon verification of credit card authorization and shipment of the merchandise. Sales to foreign clients accounted for 32% and 31% of sales for the years ended December 31, 1996 and 1997, respectively, and 31% and 29% for the nine months ended September 30, 1997 and 1998, respectively. One client accounted for 18% of sales for the year ended December 31, 1997. For the nine months ended

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
September 30, 1998 there were two significant clients which comprised 12% and 11% of sales for the period.

    ADVERTISING COSTS

    The costs of advertising are charged to sales and marketing expense as incurred. For the years ended December 31, 1996 and 1997, the Company incurred advertising expense of $7,000 and $292,000, respectively. No advertising expense was incurred in 1995. Advertising expense totalled $168,000 and $2,161,000 for the nine months ended September 30, 1997 and 1998, respectively.

    PRODUCT DEVELOPMENT

    Costs associated with the development of new products and services are charged to operations as incurred. Those costs totalled $130,000, $230,000, and $1,393,000 for the three years ended December 31, 1995, 1996 and 1997, respectively. Product development costs totalled $875,000 and $1,892,000 for the nine months ended September 30, 1997 and 1998, respectively.

    NET LOSS PER SHARE

    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," during 1997. All prior loss per share amounts are presented in accordance with the new standard. Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The computation of diluted earnings per common share, formerly referred to as fully diluted earnings per share, is similar to the computation of basic loss per common share, except that the denominator is increased for the assumed conversion of convertible securities and the exercise of dilutive options using the treasury stock method. The weighted average shares used in computing basic and diluted loss per share were the same for the three years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998. Options, warrants and the Series A Preferred Stock totalling 0, 344,210, 1,056,642, 988,241 and 3,124,101 for the
three years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively, were excluded from the computation of earnings per share as their effect is antidilutive.

    USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has released SFAS No. 130, "Reporting Comprehensive Income," effective for the fiscal years beginning after December 15, 1997. SFAS No. 130 establishes

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
standards for reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company adopted SFAS No. 130 on January 1, 1998. There was no impact to the Company as a result of the adoption of SFAS No. 130, as there is no difference between the Company's net loss reported and the comprehensive net loss for SFAS No. 130 for the periods presented.

    The Financial Accounting Standards Board has released SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The Company is currently analyzing the impact SFAS No. 131 will have on the disclosures in its financial statements.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company believes that the adoption of SOP 98-1 will have no material impact on its financial condition or results of operations.

    During April 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires companies to expense as incurred all start-up, preopening, and organizational costs that are not otherwise capitalizable as long-lived assets. The Company believes that the adoption of SOP 98-5 will have no impact on its financial condition or results of operations.

2. INCOME TAXES:

    Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates. No income taxes were paid in any of the years presented.

    As of December 31, 1997, the Company had net operating loss carryforwards of approximately $4,300,000. These income tax net operating loss carryforwards expire beginning in the year 2009. Because of the uncertainty of future profitability, a valuation allowance equal to the deferred tax asset has been recorded.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

2. INCOME TAXES: (CONTINUED)
    The components of deferred income taxes are as follows:

                                                                               1996       1997
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Net operating loss carryforwards...........................................  $     294  $   1,489
Nondeductible reserves and accruals........................................          3         11
Depreciation and amortization..............................................          5          5
Valuation allowance........................................................       (302)    (1,505)
                                                                             ---------  ---------
                                                                             $  --      $  --
                                                                             ---------  ---------
                                                                             ---------  ---------

    Ownership changes resulting from the conversion of debentures to common stock and the issuance of additional equity will limit future annual realization of the tax net operating loss carryforwards to a specified percentage of the value of the Company under Section 382 of the Internal Revenue Code.

3. STOCKHOLDERS' EQUITY:

    INITIAL PUBLIC OFFERING

    On August 11, 1998, the Company completed its initial public offering in which the Company sold 3,000,000 shares of Common Stock at an offering price of $8.50 per share. Net proceeds to the Company after underwriting and other offering expenses was $22.7 million. The proceeds from the offering will be used for general corporate purposes, including continued investment in product development, expansion of sales and marketing activities and working capital.

    STOCK SPLITS

    The Company effected an 8-for-1 split of its common stock in September 1997 in the form of a stock dividend and on July 14, 1998 the Company declared a 2-for-3 reverse stock split of its common stock, which was effected on August 11, 1998. All common share, per share and weighted average share information has been restated to reflect the splits.

    PREFERRED STOCK

    During April 1998, the Company sold 1,500,000 shares of its $.01 par value Series A Preferred Stock in a private placement transaction. Net proceeds to the Company totalled $2,825,000. The preferred stock was converted to common stock on a 2-for-3 basis in conjunction with the closing of the Company's initial public offering of common stock in August 1998.

    CONVERTIBLE DEBENTURES

    During 1996 the Company issued convertible debentures totalling $998,000. These debentures were converted to common stock in February 1997 at a conversion rate of $1.13 per share.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

3. STOCKHOLDERS' EQUITY: (CONTINUED)
    WARRANTS

    Warrants to purchase 263,832 shares of common stock issued principally in conjunction with sales of common stock at exercise prices ranging from $1.13 to $3.00 per share were outstanding as of December 31, 1997. All warrants are exercisable for a period of five years from their respective purchase dates. Warrants to purchase 803,008 shares of common stock at exercise prices ranging from $1.13 to $3.00 per share were outstanding as of September 30, 1998.

    In connection with certain advisory services provided by the preferred stockholder of the Company, the Company issued a conditional warrant (the "Conditional Warrant"). Upon consummation of the Company's initial public offering in August 1998, the Conditional Warrant represented the right to purchase 100,000 shares of Common Stock at $3.00 per share. The Conditional Warrant is exercisable for a period of 5 years from the date of the Company's initial public offering.

4. STOCK OPTIONS:

    The Company's 1998 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors in June 1998 as an amendment and restatement of the Amended and Restated 1994 Stock Option Plan which had been adopted in 1997. The Option Plan provides for the granting of stock options to purchase up to 2,333,333 shares of common stock. Options granted to employees under the plan expire no later than ten years after the date of grant. The exercise price must be at least 100% of the fair market value of the shares at the date of grant for incentive options. The Option Plan covers both incentive and nonstatutory stock options. Incentive stock options granted to employees who immediately before such grant owned stock directly or indirectly representing more than 10% of the voting power of all the stock of the Company, expire no later than five years from the grant date unless the option exercise price is at least 110% of the fair market value of the stock.

    In addition to shares granted under the Option Plan, during 1998 the Company has granted options to purchase 605,882 shares of common stock at an exercise price of $8.50 per share to certain members of management outside of the Option Plan.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

4. STOCK OPTIONS: (CONTINUED)
    A summary of change in outstanding options under the Option Plan is as follows:

                                                                                      WEIGHTED
                                                                          OPTIONS      AVERAGE
                                                                        OUTSTANDING    $/SHARE
                                                                        -----------  -----------
Balance, December 31, 1995............................................      --        $  --
  Grants..............................................................     338,665         0.60
                                                                        -----------       -----

Balance, December 31, 1996............................................     338,665         0.60
  Grants..............................................................     496,817         1.66
  Cancelled...........................................................     (42,672)        1.69
                                                                        -----------       -----

Balance, December 31, 1997............................................     792,810         1.20
  Grants (unaudited)..................................................     996,070         4.40
  Exercised (unaudited)...............................................     (13,666)        0.41
  Cancelled (unaudited)...............................................     (69,338)        1.64
                                                                        -----------       -----
Balance, September 30, 1998 (unaudited)...............................   1,705,876    $    2.94
                                                                        -----------       -----
                                                                        -----------       -----

    A summary of information about stock options outstanding at December 31, 1997 is as follows:

                  OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
              ----------------------------   ------------------------
  EXERCISE      NUMBER      WEIGHTED AVG.      NUMBER       WEIGHTED
   PRICE      OUTSTANDING   LIFE REMAINING   EXERCISABLE   AVG. PRICE
------------  -----------   --------------   -----------   ----------
$   0.38         239,999        4 years        186,666       $0.38
    1.13         183,999        9 years         94,667        1.13
    1.69         342,142      9.5 years         --           --
    3.00          26,670       10 years         --           --
------------  -----------   --------------   -----------     -----
$  0.38-3.00     792,810        8 years        281,333       $0.63
------------  -----------   --------------   -----------     -----
------------  -----------   --------------   -----------     -----

    The Company recorded deferred compensation for the difference between the grant price and the deemed fair value of the Company's common stock on options to purchase 467,803 shares at exercise prices of $3.00 to $9.00 during May and June 1998.

    The Company has elected to apply the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the stock

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

4. STOCK OPTIONS: (CONTINUED)
option exercise price. Had compensation costs for these plans been determined consistent with SFAS No. 123, the Company's net loss would have been adjusted to the following pro forma amounts:

                                                                            1996       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS,
                                                                            EXCEPT PER SHARE
                                                                                 DATA)
Net loss:
  As reported...........................................................  $    (689) $  (3,485)
  Pro forma.............................................................       (704)    (3,565)

Basic and diluted net loss per share:
  As reported...........................................................      (0.13)     (0.46)
  Pro forma.............................................................      (0.13)     (0.47)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used: risk-free interest rates of 6%; no expected dividends; expected lives of five years; and a volatility factor of 1.1 and .7 in 1996 and 1997, respectively. The weighted average fair value of the options granted in 1996 and 1997 was $.48 and $1.04, respectively.

5. RELATED-PARTY TRANSACTIONS:

    As of September 30, 1998, the Company's CEO owned 49% of Tech Squared, Inc. (Tech Squared) where he spends a portion of his time working as Tech Squared's Chairman. Tech Squared, through a wholly-owned subsidiary, holds an option to purchase 3,200,000 shares of the Company's common stock for $1.00 from the Company's CEO. The Company currently conducts its operations in leased facilities of Tech Squared. Rent and other direct expenses, including direct labor costs, paid to Tech Squared totalled $52,000 and $160,000 in 1996 and 1997, respectively. No amounts were due under this arrangement in 1995. Rent and other direct expenses totalled $106,000 and $183,000 for the nine months ended September 30, 1997 and 1998.

    During 1997, Tech Squared began performing fulfillment services for Digital River on physical shipments of products, for which Digital River pays Tech Squared a fulfillment fee. In 1997, Tech Squared billed Digital River $8,000 for these services. For the nine months ended September 30, 1997 and 1998, the Company was billed $0 and $123,000 for such services.

    The Company's CEO is also a director of a significant client which comprised 11% of sales for the nine months ended September 30, 1998.

    In February 1998, two stockholders, one of which is a director of the Company, entered into an agreement with the Company whereby the stockholders will help establish and oversee the international operations for the Company for a term of three years. As consideration for entering into the agreement, the stockholders each received warrants to purchase 100,000 shares of common stock, at $3.00 per share. Deferred compensation has been reflected for the estimated fair value of the services and will be recognized over the term of the agreement.

                              DIGITAL RIVER, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                  (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES:

    In connection with an investment in the Company in 1994, Fujitsu Limited (Fujitsu) obtained certain rights with respect to the Company's common stock and the operations of the Company's business. In December, 1997, in exchange for the issuance of 60,000 shares of the Company's common stock, Fujitsu agreed to relinquish its rights with certain exceptions. Fujitsu retained the right to designate one member to the Company's board of directors as long as its ownership percentage is not less than 10% of the Company's common stock, retained its prior share registration rights and retained certain technology rights. In 1997, The Company recorded a charge to expense for the fair value of the common shares issued totalling $101,250, based upon the most recent private placement price per share of $1.69. As of September 30, 1998, Fujitsu held 13% of the common stock of the Company.

    The United States Department of State and Department of Commerce restrict the export of encrypting technology outside the United States. Although Digital River does not currently believe its method of conducting business is impacted to any significant degree by these restrictions, any significant change in these rules or interpretations or any failure by Digital River to comply with existing or future restrictions could have a material adverse impact on the business of Digital River.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         19
Price Range of Common Stock....................         19
Dividend Policy................................         19
Capitalization.................................         20
Dilution.......................................         21
Selected Consolidated Financial Data...........         22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         23
Business.......................................         31
Management.....................................         43
Certain Transactions...........................         52
Principal and Selling Stockholders.............         56
Description of Capital Stock...................         59
Shares Eligible for Future Sale................         61
Underwriting...................................         63
Legal Matters..................................         64
Experts........................................         64
Additional Information.........................         64
Index to Consolidated Financial Statements.....        F-1

                                3,000,000 SHARES

                                      [LOGO]

                                  COMMON STOCK

                                ----------------

                              P R O S P E C T U S
                                ----------------

                                 BT ALEX. BROWN

                         BANCBOSTON ROBERTSON STEPHENS

                            BEAR, STEARNS & CO. INC.

                                          , 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of Common Stock being registered. All the amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market application fee.

Registration fee..................................................  $  18,583
NASD filing fee...................................................      7,185
Nasdaq National Market listing fee................................     17,500
Blue sky qualification fee and expenses...........................      5,000
Printing and engraving expenses...................................    100,000
Legal fees and expenses...........................................    175,000
Accounting fees and expenses......................................     50,000
Transfer agent and registrar fees.................................      5,000
Miscellaneous.....................................................     21,732
                                                                    ---------
    Total.........................................................  $ 400,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Company is required to advance all expenses incurred by its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

    The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the "Act"), or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    (a) Since February 9, 1994, the Registrant has sold and issued the following unregistered securities:

        (1) From February 9, 1994 to November 20, 1998, the Company sold an aggregate of 12,734,047 shares of Common Stock to certain investors for an aggregate purchase price of $17,526,213.

        (2) From February 9, 1994 to November 10, 1998, the Company granted stock options to employees, directors and consultants covering an aggregate of 2,321,424 shares of the Company's Common Stock (net of cancellations), at exercise prices varying from $0.38 to $11.75. Through November 10, 1998 (the date of filing of the Company's Form S-8), a total of 16,666 shares were exercised in accordance with Rule 701.

        (3) From February 9, 1994 to November 20, 1998, the Company has issued warrants to purchase 803,008 shares of Common Stock with a weighted average exercise price of $2.52.

        (4) In April 1998, the Company sold 1,500,000 shares of the Company's Series A Preferred Stock (which converted into 1,000,000 shares of Common Stock upon consummation of the Company's initial public offering) to Wasserstein Adelson Ventures, L.P. for an aggregate purchase price of $3,000,000.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Act in reliance upon
Section 4(2) of the Act, Regulation D promulgated thereunder, Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Registrant.

    (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.


EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
  1.1  Form of Underwriting Agreement.

**3.1 Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

**3.2  Bylaws of the Registrant, as currently in effect.

**4.1  Specimen Stock Certificate.

  5.1  Opinion of Cooley Godward LLP.

**10.1 Form of Indemnity Agreement between Registrant and each of its directors and executive officers.

**10.2 1998 Stock Option Plan.

**10.3 Distributor Agreement dated April 23, 1997 by and between Corel
         Corporation and the Registrant.

**10.4 Employment and Non-Competition Agreement effective May 25, 1998 by and between Joel A. Ronning and the Registrant.

**10.5 Fujitsu Modification Agreement dated December 11, 1997 by and between Joel
         A. Ronning, the Registrant, Fujitsu Limited and MacUSA, Inc.

**10.6 Heads of Agreement for International Agreement dated February 25, 1998 by and between Christopher J. Sharples, David A. Taylor and the Registrant.

EXHIBIT
NUMBER DESCRIPTION OF DOCUMENT
------ --------------------------------------------------------------------------
**10.7 Stock Subscription Warrant for Shares of Common Stock dated February 26,
         1998 by and between Christopher Sharples and Registrant.

**10.8 Termination of Lease Letter dated April 30, 1998 by and between Tech
         Squared, Inc. and Registrant.

**10.9 Services Agreement dated July 30, 1998 by and between Tech Squared, Inc.
         and Registrant.

**10.10 Stock Option Agreement dated December 28, 1995 by and between Joel A.
         Ronning and MacUSA, Inc.

**10.11 Form of Registration Rights Agreement by and between Wasserstein Adelson
         Ventures, L.P., certain other investors and Registrant.

**10.12 Form of Conditional Warrant to Purchase Common Stock dated April 22, 1998 by and between Wasserstein Adelson Ventures, L.P. and Registrant.

**10.13 Form of Warrant to Purchase Common Stock by and between certain investors and Registrant.

**10.14 Form of Registration Rights Agreement by and between certain investors and Registrant.

**10.15 Consent to Assignment and Assumption of Lease dated April 22, 1998 by and between CSM Investors, Inc., IntraNet Integration Group, Inc. and
         Registrant.

**10.16 Employment Agreement effective July 30, 1998 by and between Perry W.
         Steiner and the Registrant.

**21.1 Subsidiaries of Digital River, Inc.

 23.1  Consent of Independent Public Accountants.

 23.2  Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).

 24.1  Power of Attorney. Reference is made to the signature page.

 27.1  Financial Data Schedule.


------------------------


** Previously filed as an Exhibit to the Form S-1 filed in connection with the Company's initial public offering.


    (b) FINANCIAL STATEMENT SCHEDULES.

    Schedules not listed above are omitted because they are not required, they are not applicable or the information is already included in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective, (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof, and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on the 30th day of November 1998.


                                DIGITAL RIVER, INC.

                                By:             /s/ JOEL A. RONNING
                                     -----------------------------------------
                                                  Joel A. Ronning
                                        CHIEF EXECUTIVE OFFICER AND DIRECTOR


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
     /s/ JOEL A. RONNING        Chief Executive Officer
------------------------------    and Director (Principal    November 30, 1998
       Joel A. Ronning            Executive Officer)

                                Chief Financial Officer
    /s/ ROBERT E. STRAWMAN        and Treasurer (Principal
------------------------------    Financial and Accounting   November 30, 1998
      Robert E. Strawman          Officer)

      *PERRY W. STEINER
------------------------------  President and Director       November 30, 1998
       Perry W. Steiner

       *WILLIAM LANSING
------------------------------  Director                     November 30, 1998
       William Lansing

      *THOMAS F. MADISON
------------------------------  Director                     November 30, 1998
      Thomas F. Madison

    *CHARLES E. REESE, JR.
------------------------------  Director                     November 30, 1998
    Charles E. Reese, Jr.

   *CHRISTOPHER J. SHARPLES
------------------------------  Director                     November 30, 1998
   Christopher J. Sharples

       *J. PAUL THORIN
------------------------------  Director                     November 30, 1998
        J. Paul Thorin

      *TIMOTHY C. CHOATE
------------------------------  Director                     November 30, 1998
      Timothy C. Choate




*By:       /s/ ROBERT E. STRAWMAN
       ------------------------------
             Robert E. Strawman
             (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER    DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
      1.1   Form of Underwriting Agreement.

    **3.1   Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

    **3.2   Bylaws of the Registrant, as currently in effect.

    **4.1   Specimen Stock Certificate.

      5.1   Opinion of Cooley Godward LLP.

   **10.1   Form of Indemnity Agreement between Registrant and each of its directors and executive officers.

   **10.2   1998 Stock Option Plan.

   **10.3   Distributor Agreement dated April 23, 1997 by and between Corel Corporation and the Registrant.

   **10.4   Employment and Non-Competition Agreement effective May 25, 1998 by and between Joel A. Ronning and the
              Registrant.

   **10.5   Fujitsu Modification Agreement dated December 11, 1997 by and between Joel A. Ronning, the Registrant,
              Fujitsu Limited and MacUSA, Inc.

   **10.6   Heads of Agreement for International Agreement dated February 25, 1998 by and between Christopher J.
              Sharples, David A. Taylor and the Registrant.

   **10.7   Stock Subscription Warrant for Shares of Common Stock dated February 26, 1998 by and between
              Christopher Sharples and Registrant.

   **10.8   Termination of Lease Letter dated April 30, 1998 by and between Tech Squared, Inc. and Registrant.

   **10.9   Services Agreement dated July 30, 1998 by and between Tech Squared, Inc. and Registrant.

   **10.10  Stock Option Agreement dated December 28, 1995 by and between Joel A. Ronning and MacUSA, Inc.

   **10.11  Form of Registration Rights Agreement by and between Wasserstein Adelson Ventures, L.P., certain other investors and Registrant.

   **10.12  Form of Conditional Warrant to Purchase Common Stock dated April 22, 1998 by and between Wasserstein
              Adelson Ventures, L.P. and Registrant.

   **10.13  Form of Warrant to Purchase Common Stock by and between certain investors and Registrant.

   **10.14  Form of Registration Rights Agreement by and between certain investors and Registrant.

   **10.15  Consent to Assignment and Assumption of Lease dated April 22, 1998 by and between CSM Investors, Inc.,
              IntraNet Integration Group, Inc. and Registrant.

   **10.16  Employment Agreement effective July 30, 1998 by and between Perry W. Steiner and the Registrant.

   **21.1   Subsidiaries of Digital River, Inc.

     23.1   Consent of Independent Public Accountants.

     23.2   Consent of Cooley Godward LLP (reference is made to Exhibit 5.1).

     24.1   Power of Attorney. Reference is made to the signature page.

     27.1   Financial Data Schedule.


------------------------


** Previously filed as an Exhibit to the Form S-1 filed in connection with the Company's initial public offering.

    (b) FINANCIAL STATEMENT SCHEDULES.

    Schedules not listed above are omitted because they are not required, they are not applicable or the information is already included in the Consolidated Financial Statements or Notes thereto.